Exhibit 10.6

EXECUTION COPY

CREDIT AGREEMENT

Dated as of May 24, 2007

among

SPECTRA ENERGY PARTNERS OLP, LP

as the Borrower,

SPECTRA ENERGY PARTNERS, LP

as Parent Guarantor,

THE LENDERS PARTY HERETO

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

CITIBANK, N.A.,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A., SUNTRUST BANK and

ROYAL BANK OF SCOTLAND PLC

as Documentation Agents,

and

WACHOVIA CAPITAL MARKETS, LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Definitions.	1
1.2	Computation of Time Periods.	23
1.3	Accounting Terms.	23
1.4	Time.	24

SECTION 2. LOANS		24
2.1	Revolving and Term Loan Commitments.	24
2.2	Letters of Credit.	24
2.3	Method of Borrowing for Revolving Loans and Term Loans.	29
2.4	Funding of Revolving Loans and Term Loans.	30
2.5	Continuations and Conversions.	30
2.6	Minimum Amounts.	31
2.7	Reductions of Revolving Committed Amount.	31
2.8	Swingline Loans.	31
2.9	Notes.	33
2.10	Increases in Revolving Committed Amount; Extension of Maturity Date	33
2.11	Additional Term Loans.	35

SECTION 3. PAYMENTS		35
3.1	Interest.	35
3.2	Prepayments.	36
3.3	Payment of Loans in full at Maturity.	37
3.4	Fees.	37
3.5	Place and Manner of Payments.	38
3.6	Pro Rata Treatment.	39
3.7	Computations of Interest and Fees.	39
3.8	Sharing of Payments.	40
3.9	Evidence of Debt.	41

SECTION 4. ADDITIONAL PROVISIONS		41
4.1	Eurodollar Loan Provisions.	41
4.2	Capital Adequacy.	43
4.3	Compensation.	44
4.4	Taxes.	44
4.5	Replacement of Lenders.	47

SECTION 5. CONDITIONS PRECEDENT		47
5.1	Closing Conditions.	47
5.2	Conditions to Loans and Issuances of Letters of Credit.	50

SECTION 6. REPRESENTATIONS AND WARRANTIES		51
6.1	Organization and Good Standing.	51
6.2	Due Authorization.	51
6.3	No Conflicts.	51

i	Spectra Energy Partners OLP, LP
Credit Agreement

6.4	Consents.	51
6.5	Enforceable Obligations.	51
6.6	Financial Condition/Material Adverse Effect.	52
6.7	Taxes.	52
6.8	Compliance with Law.	52
6.9	Use of Proceeds; Margin Stock.	52
6.10	Government Regulation.	52
6.11	Solvency.	53
6.12	Environmental Matters.	53
6.13	Subsidiaries.	53
6.14	Litigation.	53
6.15	Collateral.	53
6.16	Material Contracts.	53
6.17	Anti-Terrorism Laws.	53
6.18	Compliance with OFAC Rules and Regulations.	54
6.19	Compliance with FCPA.	54

SECTION 7. AFFIRMATIVE COVENANTS		54
7.1	Information Covenants.	54
7.2	Preservation of Existence and Franchises.	56
7.3	Books and Records.	57
7.4	Compliance with Law.	57
7.5	Payment of Taxes and Other Indebtedness.	57
7.6	Maintenance of Property; Insurance.	57
7.7	Use of Proceeds.	58
7.8	Inspections.	58
7.9	Maintenance of Ownership.	58
7.10	Financial Covenants.	58
7.11	Material Contracts.	59
7.12	Reserved.	59
7.13	Cash Collateral.	59

SECTION 8. NEGATIVE COVENANTS		60
8.1	Nature of Business.	60
8.2.	Liens.	61
8.3	Consolidation and Merger.	62
8.4	Dispositions.	63
8.5	Transactions with Affiliates.	63
8.6	Indebtedness.	64
8.7	Investments.	66
8.8	Restricted Payments.	66

SECTION 9. EVENTS OF DEFAULT		67
9.1	Events of Default.	67
9.2	Acceleration; Remedies.	70
9.3	Allocation of Payments After Event of Default.	71

SECTION 10. AGENCY PROVISIONS		72

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10.1	Appointment.	72
10.2	Delegation of Duties.	72
10.3	Exculpatory Provisions.	72
10.4	Reliance on Communications.	73
10.5	Notice of Default.	73
10.6	Non-Reliance on Agent and Other Lenders.	73
10.7	Indemnification.	74
10.8	Agent in Its Individual Capacity.	74
10.9	Successor Agent.	74

SECTION 11. MISCELLANEOUS		75
11.1	Notices.	75
11.2	Right of Set-Off.	75
11.3	Benefit of Agreement.	76
11.4	No Waiver; Remedies Cumulative.	78
11.5	Payment of Expenses, etc.	78
11.6	Amendments, Waivers and Consents.	79
11.7	Counterparts/Telecopy.	80
11.8	Headings.	80
11.9	Defaulting Lender.	80
11.10	Survival of Indemnification and Representations and Warranties.	81
11.11	Governing Law; Venue.	81
11.12	Waiver of Jury Trial; Waiver of Consequential Damages.	81
11.13	Severability.	82
11.14	Further Assurances.	82
11.15	Entirety.	82
11.16	Binding Effect; Continuing Agreement.	82
11.17	Confidentiality; USA PATRIOT Act.	82

SECTION 12. GUARANTY		83
12.1	The Guaranty.	83
12.2	Obligations Unconditional.	83
12.3	Reinstatement.	84
12.4	Certain Additional Waivers.	85
12.5	Remedies.	85
12.6	Reserved.	85
12.7	Guarantee of Payment; Continuing Guarantee.	85

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Credit Agreement

SCHEDULES

Schedule 1.1	Commitment Percentages
Schedule 6.13	Subsidiaries
Schedule 8.5	Affiliate Transactions
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.3	Form of Notice of Borrowing
Exhibit 2.5	Form of Notice of Continuation/Conversion
Exhibit 2.9(a)	Form of Revolving Note
Exhibit 2.9(b)	Form of Term Loan Note
Exhibit 2.9(c)	Form of Swingline Loan Note
Exhibit 5.1	Form of Account Designation Letter
Exhibit 7.1(c)	Form of Officer’s Certificate
Exhibit 11.3(b)	Form of Assignment Agreement

iv	Spectra Energy Partners OLP, LP
Credit Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Credit Agreement”), dated as of May 24, 2007, is entered into among SPECTRA ENERGY PARTNERS OLP, LP, a Delaware limited partnership (the “Borrower”), SPECTRA ENERGY PARTNERS, LP, a Delaware limited partnership (the “Parent”), the Lenders (as defined herein) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available to it a credit facility in the aggregate initial amount of $500 million for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to provide the requested credit facility to the Borrower on the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1	Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Account Control Agreement” means those certain Account Control Agreements, dated as of the Effective Date, among the Borrower (as Debtor), each Intermediary (as Intermediary) and the Agent (as Bank).

“Account Designation Letter” means the Notice of Account Designation Letter dated the Effective Date from the Borrower to the Agent in substantially the form attached hereto as Exhibit 5.1.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted Base Rate” means the Base Rate plus the Applicable Margin for Base Rate Loans.

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“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Margin for Eurodollar Loans.

“Adjusted LIBOR Market Index Rate” means the LIBOR Market Index Rate plus the Applicable Margin for Eurodollar Loans.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agency Services Address” means Wachovia Bank, National Association, as Agent, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, or such other address as may be identified by written notice from the Agent to the Borrower and the Lenders.

“Agent” means Wachovia Bank, National Association and any successors and assigns in such capacity.

“Applicable Margin” means, at any time:

(a) with respect to Term Loans, (i) for Eurodollar Loans, 0.10% and (ii) for Base Rate Loans, 0.00%.

(b) with respect to Loans (other than Term Loans) and applicable fees, if neither the Parent nor the Borrower has a Debt Rating from a Designated Rating Agency, the rate per annum set forth below based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Facility Fees	Applicable Margin for Eurodollar Loans and Swingline Loans	Utilization Fee Rate	Applicable Base Rate Loans
I	< 3.00 to 1.0	0.100%	0.350%	0.100%	0.00%
II	> 3.00 to 1.0 but < 3.75 to 1.0	0.125%	0.425%	0.100%	0.00%
III	> 3.75 to 1.0 but < 4.50 to 1.0	0.150%	0.500%	0.100%	0.00%
IV	> 4.50 to 1.0	0.175%	0.575%	0.100%	0.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date that the officer’s certificate is required to be delivered pursuant to Section 7.1(d) evidencing calculation of the Consolidated Leverage Ratio;

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provided, however, that if such certificate is not delivered when due in accordance with such Section 7.1(d), then Pricing Level IV shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a certificate is delivered in accordance with Section 7.1(d), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such certificate.

In the event that any financial statement or certificate required to be delivered pursuant to Section 7.1(d) is shown to be inaccurate (regardless of whether the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (i) the Borrower shall immediately deliver to the Agent a correct certificate for such period, (ii) the Applicable Margin shall be redetermined for such period based on the correct pricing level applicable for such period, and (iii) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Margin for such period. In the event any such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin for any period than the Applicable Margin applied for such period, then (i) Borrower may deliver to the Agent a correct certificate for such period, (ii) the Applicable Margin shall be redetermined for such period based on the appropriate pricing level for such period, and (iii) Borrower shall receive a credit for any interest actually paid for such period in excess of the amount so redetermined to be applied against future interest payments as and when they become due, but in no event shall any Lender be required to refund any such amount to Borrower.

The Applicable Margin in effect from the Effective Date through the first Business Day immediately following the date a certificate is required to be delivered pursuant to Section 7.1(d) for the fiscal quarter ending September 30, 2007 shall be determined based upon the calculation of the Consolidated Leverage Ratio contained in the certificate to be delivered pursuant to Section 5.1(k), based upon Parent’s pro forma financial statements as of March 31, 2007 delivered pursuant to Section 5.1(f) hereof, after giving effect to the Initial Asset Acquisition, the IPO and the initial Loans hereunder.

(c) with respect to Loans (other than Term Loans) and applicable fees, if the Parent or the Borrower has at least one Debt Rating from a Designated Rating Agency, the rate per annum set forth in the table below opposite such Debt Rating of the Parent or the Borrower:

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Parent’s or Borrower’s Debt Rating	Applicable Margin for Facility Fees	Applicable Margin for Eurodollar Loans and Swingline Loans	Utilization Fee Rate	Applicable Margin for Base Rate Loans
> A- / A3 / A-	0.060%	0.140%	0.050%	0.00%
A- / A3 / A-	0.060%	0.190%	0.050%	0.00%
BBB+ / Baa1 / BBB+	0.070%	0.230%	0.050%	0.00%
BBB / Baa2 / BBB	0.090%	0.310%	0.050%	0.00%
BBB- / Baa3 / BBB-	0.110%	0.440%	0.050%	0.00%
< BBB- / Baa3 / BBB-	0.125%	0.575%	0.050%	0.00%

The Applicable Margin shall, in each case, be determined and adjusted on the date on which there is a change in the Debt Rating and shall be effective until a future change in the Debt Rating.

If only one Debt Rating is available, such available Debt Rating will govern. If at any time there is more than one Debt Rating and such Debt Ratings are different (i) if three Debt Ratings are available, either (a) the majority Debt Rating will govern, if two Debt Ratings are the same, or (b) the middle Debt Rating will govern, if all three Debt Ratings differ, and (ii) if only two Debt Ratings are available, the higher Debt Rating will govern, unless there is more than one level between the Debt Ratings and then the level one below the higher Debt Rating (lower pricing) will apply.

(d) Any adjustment in the Applicable Margin shall be applicable to all existing Eurodollar Loans, Swingline Loans and Letters of Credit as well as any new Eurodollar Loans or Swingline Loans made or Letters of Credit issued.

(e) The Borrower shall promptly deliver to the Agent, at the address set forth on Schedule 11.1 and at the Agency Services Address, information regarding any change in the Consolidated Leverage Ratio or the Parent’s or the Borrower’s Debt Rating that would change the existing Pricing Level pursuant to clause (b) or (c) above.

“Approved Officer” means the president, a vice president, the treasurer or the assistant treasurer of the applicable Credit Party or such other authorized representative of such Credit Party as may be designated by any one of the foregoing.

“Assignment Agreement” means an Assignment Agreement executed and delivered pursuant to Section 11.3(b).

“Available Cash” has the meaning ascribed to such term in the Agreement of Limited Partnership of the Parent as in effect on the Effective Date, with such amendments thereto as agreed to by the Required Lenders.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

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“Base Rate” means, for any day, the rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1% or (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan (other than a Swingline Loan) which bears interest based on the Base Rate.

“Borrower” means Spectra Energy Partners OLP, LP a Delaware limited partnership.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York or Charlotte, North Carolina; provided, that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Businesses” has the meaning set forth in Section 6.12.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” means all financial assets and securities entitlements maintained in or credited to the Cash Collateral Account.

“Cash Collateral Account” means an account of the Borrower established and maintained with the Intermediary identified by account number in the certificate to be delivered pursuant to Section 5.1(k).

“Cash Equivalents” means, as at any date, (a) securities guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes

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issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” has the meaning specified in Section 4.4(d).

“Change of Control” means as of any date, the failure of (a) the Parent to own, directly or indirectly, 100% of the equity of the Borrower or (b) Spectra Energy Corp to own, directly or indirectly, a majority of the voting equity of the general partner of the Parent.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-lead Arrangers” means Wachovia Capital Markets, LLC and CitiGroup Global Markets Inc.

“Collateral Documents” means (i) the Account Control Agreement and (ii) each other document executed and delivered in connection with the granting, attachment and perfection of the Agent’s security interest in the Cash Collateral, including, without limitation, Uniform Commercial Code financing statements.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commitment” means, as to each Lender, the commitment of such Lender with respect to the Revolving Committed Amount and the commitment of such Lender with respect to the Term Loan Committed Amount and “Commitments” means, collectively, all such commitments of the Lenders.

“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name on Schedule 1.1, as such percentage may be modified by assignment or by an increase in Commitments in accordance with Section 2.10.

“Conflicts Committee” has the meaning ascribed thereto in the Agreement of Limited Partnership of the Parent, as amended or restated from time to time.

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“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) consolidated net income of the Parent plus (b) to the extent deducted in determining consolidated net income, (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, minus (c) equity in earnings from unconsolidated subsidiaries of the Parent, plus (d) the amount of cash dividends actually received during such period by the Parent on a consolidated basis from unconsolidated subsidiaries of the Parent or other Persons. Furthermore, (x) for purposes of the foregoing clauses (a) and (b), Parent’s consolidated net income and consolidated expenses shall be adjusted with respect to net income and expenses of non-wholly-owned consolidated subsidiaries, to the extent not already excluded from Consolidated Net Income, to reflect Parent’s pro rata ownership interest therein, and (y) the calculation of Consolidated EBITDA shall exclude amounts categorized as other income or other expense to the extent not already excluded from Consolidated Net Income. Consolidated EBITDA will be calculated in accordance with Section 7.10(b)(i), (ii) and (iii) to the extent applicable.

“Consolidated Indebtedness” means, without duplication, all Indebtedness of the Parent and its Subsidiaries on a consolidated basis, excluding the face amount of undrawn Letters of Credit not supporting Indebtedness, Hybrid Securities and the Term Loans.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Interest Expense” means interest expense as would appear on a consolidated statement of income of the Parent and its Subsidiaries prepared in accordance with GAAP; excluding the interest expense of each non-wholly owned Subsidiary in an amount equal to the aggregate ownership percentage of such Subsidiary’s equity interests by owners other than the Parent or its wholly-owned Subsidiaries to the extent not already excluded from Consolidated Interest Expense, to reflect Parent’s pro rata ownership interest therein, any changes in the fair market value of interest rate Swap Contracts, determined on a consolidated basis for such period, and any interest expense related to the Term Loans.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets, including mark-to-market gains or losses with respect to Swap Contracts permitted under Section 8.06(c), and (iv) the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP.

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“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Parent and its Subsidiaries after deducting therefrom the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.

“Credit Documents” means this Credit Agreement, the Notes, the LOC Documents, the Collateral Documents, any Notice of Borrowing, any Notice of Continuation/Conversion and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Exposure” means, as applied to each Lender (a) at any time prior to the termination of the Commitments, the sum of (i) Commitment Percentage of such Lender multiplied by the Revolving Committed Amount plus (ii) the Commitment Percentage of such Lender multiplied by the principal balance of the outstanding Term Loans and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender’s Participation Interest in the face amount of outstanding Letters of Credit and Swingline Loans.

“Credit Facility Swap Contract” means any interest rate Swap Contract entered into by a Credit Party with a Lender or an Affiliate of a Lender with respect to the Obligations.

“Credit Parties” means the Borrower and the Parent.

“Debt Rating” means, the long-term senior unsecured, non-credit enhanced debt rating of the Parent by the Designated Rating Agencies.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent by a court of competent jurisdiction or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Designated Rating Agencies” shall mean any of S&P, Moody’s and Fitch and “Designated Rating Agency” shall mean any one of the foregoing.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Credit Party (including the equity interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

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“East Tennessee” has the meaning specified in Section 8.6(f).

“Effective Date” means the date on or prior to August     , 2007 on which the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders).

“Eligible Assignee” means (a) any Lender approved by the Borrower, the Agent and the Issuing Lenders, (b) any existing Lender or an Affiliate of an existing Lender or (c) any other Person approved by the Borrower, the Issuing Lenders and the Agent (in each case, which approval by the Borrower, the Issuing Lenders and the Agent shall not be unreasonably withheld or delayed); provided, that (A) the Borrower’s consent is not required during the existence and continuation of an Event of Default and (B) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Laws” means, to the extent relating to exposure to hazardous or toxic substances or materials, any applicable and legally enforceable requirement of any Governmental Authority pertaining to (a) the protection of human health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Law, 49 USC App. 1501 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Parent or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Parent or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

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“Eurodollar Loan” means a Loan bearing interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum equal to the London Interbank Offered Rate.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities, as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined).

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder (a) taxes measured by or imposed upon the net income of any Lender or its applicable lending office, the Agent, or other recipient (as the case may be), and all franchise taxes, taxes on doing business or taxes on the capital or net worth of any Lender or its applicable lending office, the Agent or other recipient (as the case may be), or any other similar taxes regardless of the name, in each case imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, the Agent, or other recipient (as the case may be) is organized or in which such Lender’s applicable lending office is located, or in which such Lender’s, the Agent’s, or other recipient’s principal executive office is located, or by reason of any nexus between the jurisdiction imposing such tax and such Lender, applicable lending office, the Agent or other recipient (as the case may be), other than a nexus arising solely from such Lender, the Agent or other recipient having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to Section 4.5), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.4(c) or (d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Credit Party with respect to such withholding tax pursuant to Section 4.4(a).

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility Fee” has the meaning specified in Section 3.4(a).

“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds

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brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain letter agreement, dated as of April 4, 2007, among the Agent, Wachovia Capital Markets, LLC and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Government Acts” has the meaning specified in Section 2.2(k).

“Governmental Authority” means any Federal, state, local or foreign court, monetary authority or governmental agency, authority, instrumentality or regulatory body.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Parent or the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Parent or the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Parent, the Borrower or a Subsidiary of the Parent, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services purchased, (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to the property acquired, (d) all obligations of such Person under lease obligations which shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) the unreimbursed amount of all drafts drawn under any letters of credit issued for the account of such Person, and the face amount of all letters of credit issued to support Indebtedness available to be drawn (other than letter of credit obligations relating to indebtedness included in Indebtedness pursuant to another clause of this definition), (f) obligations of others secured by a Lien on property or assets of such Person,

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whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (g) all guarantees of Indebtedness referred to in clauses (a) through (f) above, (h) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, (i) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person, (j) all Off Balance Sheet Indebtedness of such Person and (k) obligations (contingent or otherwise) existing or arising under any interest rate Swap Contract, to the extent such obligations are classified as “indebtedness” for purposes of GAAP. Furthermore, for purposes of the foregoing clauses (a) through (k), Indebtedness of Parent shall be adjusted with respect to Indebtedness of non-wholly-owned consolidated subsidiaries of Parent with no recourse to Parent, Borrower or any wholly-owned Subsidiary thereof, to the extent not already excluded from Indebtedness, to reflect Parent’s pro rata ownership interest therein.

“Initial Asset Acquisition” has the meaning set forth in Section 5.1(d).

“Interest Payment Date” means (a) as to Base Rate Loans and Swingline Loans, the first day of each calendar quarter and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means, with respect to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Intermediary” means either SunTrust Capital Markets, Inc. or KeyBanc Capital Markets Inc., as securities intermediary under the Account Control Agreements, or any successor thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Capital Stock of another Person, (b) an Acquisition or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.

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“Investment Grade Rating” means BBB- or better from S&P or Fitch or Baa3 or better from Moody’s.

“Investment Grade Rating Date” means the date on which the Parent or the Borrower first achieves an Investment Grade Rating.

“Issuing Lender” means Wachovia Bank, National Association or any other Lender as requested by the Borrower and agreed to by such Lender.

“Issuing Lender Fees” has the meaning set forth in Section 3.4(b)(ii).

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Parent, in which the Parent or a Subsidiary of the Parent holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Letter of Credit” means a Letter of Credit issued for the account of the Borrower or one of its Subsidiaries by an Issuing Lender pursuant to Section 2.2, as such Letter of Credit may be amended, modified, extended, renewed or replaced.

“Letter of Credit Fees” shall have the meaning assigned to such term in Section 3.4(b)(i).

“Lender” means any Person identified as a Lender on the signature pages hereto and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors or permitted assigns.

“LIBOR Market Index Rate” means, for any day, with respect to any Swingline Loan, the rate of interest per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) for such day; provided, if such day is not a Business Day, the immediately preceding Business Day, with a one-month maturity; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on such other service as may be nominated by the British Bankers’ Association as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) for such day; provided, if such day is not a Business Day, the immediately preceding Business Day, with a one-month maturity; provided, however, if more than one rate is specified, the applicable rate shall be the arithmetic mean of all such rates.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

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“Loans” means the Revolving Loans, the Swingline Loans and the Term Loans.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is then available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Lender but not theretofore reimbursed.

“London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum appearing on such other service as may be nominated by the British Bankers’ Association as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified, the applicable rate shall be the arithmetic mean of all such rates.

“Mandatory Borrowing” has the meaning specified in Section 2.2(e).

“Material Adverse Effect” means a material adverse effect on the business, financial positions or results of operations of the Parent and its Subsidiaries taken as a whole.

“Maturity Date” means the fifth anniversary of the Effective Date, as extended pursuant to Section 2.10(c).

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Parent or any ERISA Affiliate and at least one employer other than the Parent or any ERISA Affiliate are contributing sponsors.

“Non-Excluded Taxes” means Taxes other than Excluded Taxes.

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“Notes” means the Revolving Notes, the Term Loan Notes and the Swingline Loan Notes, if any.

“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.3.

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Loan in the form of Exhibit 2.5.

“Obligations” means, without duplication, all of the obligations of the Credit Parties to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes, the LOC Documents, the Collateral Documents, Credit Facility Swap Contracts, Treasury Management Agreements or any of the other Credit Documents.

“Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person. Off Balance Sheet Indebtedness shall not include indemnifications of lenders by the Parent or the Borrower with respect to obligations of any Joint Venture or Subsidiary with an Investment Grade Rating in which the Parent, the Borrower or any of their respective Affiliates has an ownership interest as of the Effective Date.

“Original Revolving Commitment” means, as to each applicable Lender (including any Lender that purchases any portion of the Original Revolving Commitment by assignment), the Dollar commitment of such Lender with respect to the Original Revolving Committed Amount, as such Original Revolving Commitment may be modified by assignment.

“Original Revolving Commitment Percentage” means, for each applicable Lender, the percentage identified as its Original Revolving Commitment Percentage opposite such Lender’s name on Schedule 1.1 (or on the applicable Assignment Agreement), as such percentage may be modified by assignment.

“Original Revolving Committed Amount” means, the dollar amount of the Revolving Committed Amount as of the Effective Date (without giving effect to any increase in the Revolving Committed Amount pursuant to Section 2.10).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Credit Agreement or under any Notes or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any Notes.

“Parent” means Spectra Energy Partners, LP, a Delaware limited partnership.

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“Participation Interest” means the Extension of Credit by a Lender by way of a purchase or deemed purchase of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2 or in any Swingline Loans as provided in Section 2.8 or in any Loans as provided in Section 3.8.

“Payment Date” has the meaning set forth in Section 2.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Acquisitions” means (a) the Initial Asset Acquisition and (b) any other Acquisition by any Credit Party, so long as (i) no Default or Event of Default is in existence or would be created thereby, (ii) the Person or assets being acquired by such Credit Party are engaged or used (or intended to be used), as applicable, primarily in the midstream energy business, (iii) such Acquisition has been approved by the Board of Directors or similar governing body of the target of such Acquisition (if required or applicable) and (iv) immediately after giving effect to such acquisition, the Parent is in compliance with Section 7.10 on a pro forma basis.

“Permitted Cash Collateral” means each of the following instruments and securities to the extent having maturities (for purposes of this definition, “maturities” shall mean (i) weighted average life for asset-backed securities, mortgage-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations, and the next reset date for auction rate securities and (ii) with respect to mutual funds, the weighted average maturity of the investments it owns) not greater than 180 days from the date of acquisition thereof:

(a) cash,

(b) investments in money market mutual funds that are registered with the SEC and subject to Rule 2a-7 of the Investment Company Act of 1940 and have a net asset value of 1.0,

(c) U.S. Treasury Notes,

(d) direct obligations of the United States (including obligations of agencies and sponsored enterprises of the United States) and other obligations whose principal and interest is fully guaranteed by the United States,

(e) money market instruments (including, but not limited to, commercial paper, banker’s acceptances, time deposits and certificates of deposits) rated A-1 by S&P or P-1 by Moody’s at the time of purchase,

(f) obligations of corporations or other business entities (including, bonds, notes and other structured obligations) rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase,

(g) asset-backed securities rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase,

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(h) mortgage-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase,

(i) repurchase obligations that are collateralized no less than 102% of market value (including accrued interest) by obligations of the U.S. government or one of its sponsored enterprises or agencies,

(j) municipal obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase,

(k) 7, 28 or 35 day auction rate securities rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase and

(l) shares in bond mutual funds that are registered under the Investment Company Act of 1940 that invest solely in the items set forth in (a)-(k) above and rated AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase, in each case above which is held in the Cash Collateral Account and is subject to the Account Control Agreement and in which the Agent has, on behalf of the Lenders, a first priority perfected security interest.

Notwithstanding the above, at the time of purchase, no one issuer will be more than $30,000,000 of the value of the Permitted Cash Collateral. This rule excludes direct obligations of the United States, United States sponsored agencies and enterprises, money market funds, repurchase agreements and securities that have an effective maturity no longer than the next business day. United States sponsored agencies and enterprises are limited to the greater of 40% or $100,000,000 of the value of the Permitted Cash Collateral at time of purchase, per issuer. For purposes of calculating the amount of Permitted Cash Collateral on deposit in the Cash Collateral Account hereunder, Permitted Cash Collateral of an issuer that exceeds the $30,000,000 or the greater of 40% or $100,000,000 thresholds set forth above shall be excluded from such calculation.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is covered by ERISA and with respect to which the Parent or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Rate” means the per annum rate of interest established from time to time by the Agent at its principal office in Charlotte, North Carolina as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the

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Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

“Properties” has the meaning set forth in Section 6.12.

“Qualified Acquisition” means a Permitted Acquisition, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Permitted Acquisitions in any rolling 12-month period, is greater than or equal to $25,000,000.

“Qualified Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $10,000,000.

“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:

(A) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Agent as the projected Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by Agent), which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(B) thereafter, actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by Agent pursuant to

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Part (A) above as the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided, in the event the actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by Agent pursuant to Part (A) above for such fiscal quarter, the projected Consolidated EBITDA of Parent and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (A) above, such amount to be approved by the Agent, which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Qualified Project unless:

(a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 7.1(c) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.10, the Borrower shall have delivered to the Agent written pro forma projections of Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project and

(b) prior to the date such certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Agent may reasonably request, all in form and substance satisfactory to the Agent, and

(ii) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Parent and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).

“Register” has the meaning set forth in Section 11.3(c).

“Registration Statement” means Parent’s Form S-1 Registration Statement filed March 30, 2007 with the SEC, as amended through the date hereof.

“Regulation A, D, T, U, or X” means Regulation A, D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

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“Required Collateral Amount” has the meaning specified in Section 7.13(b).

“Required Lenders” means Lenders whose aggregate Credit Exposure constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time.

“Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of the applicable Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of a Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to a Credit Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.

“Revolving Committed Amount” means an amount equal to (a) FIVE HUNDRED MILLION Dollars ($500,000,000) as such amount may be reduced in accordance with Section 2.7 or increased pursuant to Section 2.10, minus (b) the outstanding principal amount of (i) the initial Term Loans made pursuant to Section 2.1(b) and (ii) any additional term loans made pursuant to Section 2.11 that provide for an automatic increase in the aggregate amount of the Revolving Committed Amount upon any prepayment thereof.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1(a), individually or collectively, as appropriate, as such notes may be amended or modified from time to time and substantially in the form of Exhibit 2.9(a).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sale and Leaseback Transaction” means, with respect to a Credit Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby a Credit Party or such Subsidiary shall sell or transfer any assets used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such assets or other assets that it intends to use for substantially the same purpose or purposes as the assets being sold or transferred.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/ enforcement/ofac/sanctions/index.html, or as otherwise published from time to time.

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“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time and (c) any other Person that is controlled by such Person and who for GAAP purposes is required to be consolidated into such Person’s consolidated financial statements. Unless otherwise provided, as used herein, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Swap Contract” means, to the extent entered into on a fair market value basis at the time of entry, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter

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into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Committed Amount” means FIFTY MILLION DOLLARS ($50,000,000).

“Swingline Lender” means Wachovia Bank, National Association or any successor Swingline Lender.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.8(a).

“Swingline Loan Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.8, as such promissory note may be amended or modified, from time to time and substantially in the form of Exhibit 2.9(c).

“Taxes” means all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Term Loans” has the meaning specified in Section 2.1(b), and shall include additional term loans made pursuant to Section 2.11.

“Term Loan Committed Amount” means an amount not to exceed TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00).

“Term Loan Note” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1(b) or additional term loans pursuant to Section 2.11, individually or collectively, as appropriate, as such notes may be amended or modified from time to time and substantially in the form of Exhibit 2.9(b).

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“Tier 1 Permitted Cash Collateral” means Permitted Cash Collateral with maturities of not more than 30 days from the date of acquisition with the exception of auction rate securities which may have a re-set date of 35 days or less.

“Tier 2 Permitted Cash Collateral” means Permitted Cash Collateral with maturities more than 30 days from the date of acquisition but not more than 90 days from the date of acquisition.

“Tier 3 Permitted Cash Collateral” means Permitted Cash Collateral with maturities more than 90 days from the date of acquisition but not more than 180 days from the date of acquisition.

“Total Committed Amount” means the sum of the Revolving Committed Amount plus the Term Loan Committed Amount.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services provided by a Lender or an Affiliate of a Lender.

“Utilization Fees” has the meaning set forth in Section 3.4(c).

“Utilized Revolving Loan Commitment” means, for any period from the Effective Date to the Maturity Date, the amount equal to the daily average sum for such period of the aggregate principal amount of all Revolving Loans plus Swingline Loans plus LOC Obligations.

1.2	Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements delivered pursuant to Section 7.1(a).

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1.4	Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

SECTION 2.

LOANS

2.1	Revolving and Term Loan Commitments.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans to the Borrower in Dollars, at any time and from time to time, during the period from the Effective Date to the Maturity Date (each a “Revolving Loan” and collectively the “Revolving Loans”); provided, however, that (a) the sum of the aggregate amount of Revolving Loans outstanding plus the aggregate amount of Swingline Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount, and (b) with respect to each individual Revolving Lender, such Revolving Lender’s pro rata share of outstanding Revolving Loans plus such Revolving Lender’s pro rata share of outstanding LOC Obligations plus its pro rata share of Swingline Loans shall not exceed such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving Loans. Unless earlier terminated pursuant to other provisions of this Credit Agreement, the Commitments hereunder shall terminate on the Maturity Date.

(b) Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans to the Borrower in Dollars, at any time and from time to time during the period from the Effective Date to forty (40) days following the Effective Date (each a “Term Loan” and collectively, the “Term Loans”); provided, however, that (a) the Borrower may not request more than two (2) draws with respect to the Term Loans, one of which must be on the Effective Date, (b) the sum of the aggregate amount of Term Loans outstanding shall not exceed the Term Loan Committed Amount and (c) with respect to each individual Term Loan Lender, such Term Loan Lender’s pro rata share of outstanding Term Loans shall not exceed such Term Loan Lender’s Commitment Percentage of the Term Loan Committed Amount. Any amounts remaining under the Term Loan Committed Amount subsequent to the date forty (40) days after the Effective Date shall no longer be available and the Lenders shall have no further obligation to fund any additional Term Loans. Once repaid, Term Loans may not be reborrowed; provided, this Section 2.1 shall not limit Borrower’s right to request additional term loans pursuant to Section 2.11 hereof.

2.2	Letters of Credit.

(a) Issuance; Terms. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which an Issuing Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by the Borrower or conflict with any obligation of, or detract from any action which may be taken by the Borrower or its Subsidiaries under this Credit Agreement), the applicable Issuing Lender

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shall from time to time, upon request, issue in Dollars, and the Revolving Lenders shall participate in, letters of credit (the “Letters of Credit”) for the account of the Borrower (or, subject to Section 2.2(f), the Parent or any of its Subsidiaries) from the Effective Date until the Maturity Date, in a form reasonably acceptable to such Issuing Lender; provided, however, that (i) the sum of the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding plus Swingline Loans outstanding shall not exceed the Revolving Committed Amount and (ii) with respect to each individual Lender, such Lender’s pro rata share of outstanding Revolving Loans plus its pro rata share of outstanding LOC Obligations plus its pro rata share of Swingline Loans shall not exceed such Lender’s Commitment Percentage of the Revolving Committed Amount. The issuance and expiry date of each Letter of Credit shall be a Business Day. No Letter of Credit shall have an expiry date extending beyond the earlier of (i) one (1) year after the date of issuance (which may provide for the automatic renewal thereof as provided therein) and (ii) the date that is five (5) Business Days before the Maturity Date provided, if the Borrower so requests, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than (A) thirty (30) days before the end of such twelve-month period, or (B) such later date to be agreed upon at the time such Letter of Credit is issued (the “Nonrenewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of the foregoing sentence; provided that the expiry date of such Letter of Credit complies with clause (ii) of the foregoing sentence. Each Letter of Credit shall be either (x) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower, the Parent or any of its Subsidiaries or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower, the Parent or any of its Subsidiaries in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted in writing to the applicable Issuing Lender at least three Business Days prior to the requested date of issuance. Such request shall specify the date such Letter of Credit is to be issued and describe the terms of such Letter of Credit and shall be accompanied by a completed application in form and substance satisfactory to such Issuing Lender. Each Issuing Lender will notify the Agent when a Letter of Credit is issued and the details with respect thereto and shall provide to the Agent and, upon written request, to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Agent, promptly upon request, copies of the Letters of Credit.

(c) Participations. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as

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surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the applicable Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the applicable Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the applicable Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default, the Maturity Date or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any request for a drawing or any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Borrower as to the amount to be paid as a result of such drawing and the date such payment is to be made by the applicable Issuing Lender (the “Payment Date”). If the Commitments remain in effect on the Payment Date, the Borrower shall, unless the Borrower otherwise instructs the Agent by not less than one Business Day’s prior notice, be deemed to have requested a Revolving Loan at the Base Rate in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse the applicable Issuing Lender on the Payment Date either with the proceeds of a Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the applicable Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%). The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without waiver of) any rights of set-off, counterclaim or defense to payment that the applicable account party or the Borrower may claim or have against the Issuing Lenders, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party or the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The applicable Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the applicable Issuing Lender, in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the applicable Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date the Lender received the notice regarding the unreimbursed drawing until such Lender pays such amount to the applicable Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of the applicable Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall

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be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the applicable Issuing Lender, such Lender shall, automatically and without any further action on the part of the applicable Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the applicable Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made from all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2 or otherwise) pro rata based on each Lender’s respective Commitment Percentage and the proceeds thereof shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder or (v) any reduction in the Revolving Committed Amount. In the event that any Mandatory Borrowing cannot be made on the date otherwise required above, whether because the Commitments have terminated or for any other reason (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interest in the outstanding LOC Obligations; provided, that in the event any Lender shall fail to fund its Participation Interest on the day it is required to do so, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of the Parent or any of its Subsidiaries; provided, that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(g) Modification and Extension. Except for non-substantive amendments to any Letter of Credit for the purpose of correcting errors or ambiguities or to allow for administrative convenience (which amendments each Issuing Bank may make in its discretion with the consent of the Borrower), the amendment, modification, supplement, extension or renewal of any Letter of

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Credit shall be deemed to be an issuance of such Letter of Credit. If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the applicable Issuing Lender, such Issuing Lender shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which such Issuing Lender’s notice of termination may be given to the beneficiaries of such Letter of Credit, such Issuing Lender has received a notice of termination from the Borrower or a notice from the Agent that the conditions to issuance of such Letter of Credit have not been satisfied or (ii) the renewed Letter of Credit would have a term not permitted by subsection (a) above.

(h) Uniform Customs and Practices. An Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(i) Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of each Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that each Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from an Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(j) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

(k) Indemnification of Issuing Lenders.

(i) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lenders may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrower and the Issuing Lenders, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lenders shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or

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assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of an Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of an Issuing Lender’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. An Issuing Lender shall not, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

(iv) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subsection (k) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of an Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (k) or any of the Credit Documents, the Borrower shall have no obligation to indemnify an Issuing Lender in respect of any liability incurred by such Issuing Lender arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a court of competent jurisdiction. Nothing in this Credit Agreement shall relieve an Issuing Lender of any liability to the Borrower in respect of any action taken by such Issuing Lender which action constitutes gross negligence or willful misconduct of such Issuing Lender or a violation of the UCP, the ISP98 or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.

2.3	Method of Borrowing for Revolving Loans and Term Loans.

By no later than 11:00 a.m. (a) on the date of the requested borrowing of Loans (other than Swingline Loans) that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Loans that will be Eurodollar Loans, the Borrower shall submit a written

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Notice of Borrowing in the form of Exhibit 2.3 to the Agent setting forth (i) the amount requested, (ii) whether such Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.

2.4	Funding of Revolving Loans and Term Loans.

Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Revolving Loans or Term Loans, as applicable, available to the Agent by 2:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the Agency Services Address. The amount of the requested Loans will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office of the Agent, to the extent the amount of such Loans are made available to the Agent.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans under this Section 2.4; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Loan that such Lender does not intend to make available to the Agent its portion of the Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Loans, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount within two Business Days to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (a) from the Borrower at the applicable rate for such Loan pursuant to the Notice of Borrowing and (b) from a Lender at the Federal Funds Rate.

2.5	Continuations and Conversions.

The Borrower shall have the option (subject to the limitations set forth below), on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.5, in compliance with the terms set forth below, (b) if a Eurodollar Loan is continued or converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, then the Borrower shall be subject to the provisions set forth in Section 4.3, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the

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applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 11:00 a.m. (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

2.6	Minimum Amounts.

Each request for a Revolving Loan or a Term Loan or a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan that is a Revolving Loan shall be in a minimum amount of $10,000,000 (and in integral multiples of $1,000,000 in excess thereof), (b) each Base Rate Loan that is a Revolving Loan shall be in a minimum amount of the lesser of $10,000,000 (and in integral multiples of $1,000,000 in excess thereof) or the remaining amount available to be borrowed, (c) any Term Loan shall be in a minimum amount of the lesser of $10,000,000 or the remaining amount available to be borrowed, and (d) no more than ten Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.

2.7	Reductions of Revolving Committed Amount.

Upon at least five (5) Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided, that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount, (b) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of the then outstanding Revolving Loans plus the aggregate amount of the then outstanding LOC Obligations plus the aggregate amount of then outstanding Swingline Loans. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.

2.8	Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions herein, the Swingline Lender, in its individual capacity, agrees to make loans to the Borrower in Dollars, at any time and from time to time, during the period from the Effective Date to the Maturity Date (each a “Swingline Loan” and collectively, the “Swingline Loans”); provided, however, that (i) the sum of the aggregate amount of Swingline Loans outstanding plus Revolving Loans outstanding plus LOC Obligations outstanding shall not exceed the Revolving Committed Amount, (ii) the aggregate amount of Swingline Loans outstanding at any one time shall not exceed the Swingline Committed Amount, and (iii) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions of the Credit Agreement, the Borrower may borrow, repay and reborrow Swingline Loans.

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(b) Notice of Borrowing and Funding. By no later than 1:00 p.m. on the date of the requested borrowing of Swingline Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.3 to the Agent setting forth (i) the amount requested and (ii) certification that the Borrower has complied in all respects with Section 5.2. Swingline Loan borrowings shall be made in minimum amounts of $500,000 and in integral amounts of $100,000 in excess thereof. The amount of the requested Swingline Loans will then be made available to the Borrower by the Swingline Lender by crediting the account of the Borrower on the books of such office of the Agent.

(c) Repayment of Swingline Loans. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one (1) Business Day prior to each of (i) the date not more than fourteen Business Days after such Swingline Loan is made, (ii) the Maturity Date, (iii) the occurrence of any Event of Default described in Section 9.1(e), (iv) upon acceleration of the Obligations hereunder, whether on account of an Event of Default described in Section 9.1(e) or any other Event of Default and (v) the exercise of remedies in accordance with the provisions of Section 9.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Swingline Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Lenders from the Agent if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received, in the amount and in the manner specified in the preceding sentence notwithstanding (A) the amount of the Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 5.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.3, (E) the date of such Mandatory Swingline Borrowing, or (F) any reduction in the Revolving Committed Amount or termination of the Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 9.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interests is purchased, and (y) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to

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pay to the Swingline Lender interest on the principal amount of such Participation Interests purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate.

2.9	Notes.

(a) The Revolving Loans made by a Lender, upon request of such Lender, shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.9(a) (the “Revolving Notes”).

(b) The Term Loans made by a Lender, upon request of such Lender, shall be evidenced by a duly executed promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.9(b) (the “Term Loan Notes”).

(c) The Swingline Loans made by the Swingline Lender, upon request of the Swingline Lender, shall be evidenced by a promissory note of the Borrower payable to the Swingline Lender in substantially the form of Exhibit 2.9(c) (the “Swingline Loan Note”).

2.10	Increases in Revolving Committed Amount; Extension of Maturity Date

(a) Requested Increases. The Borrower shall have the right, prior to the Maturity Date and with the consent of the Agent and the Issuing Lenders (such consent not to be unreasonably withheld) with respect to the identity of any new Lender, from time to time during the term of this Credit Agreement, and subject to the terms and conditions set forth below, to increase the aggregate amount of the Revolving Committed Amount; provided that (i) no Default or Event of Default shall exist at the time of the request or the proposed increase in the Revolving Committed Amount and all conditions precedent for a Loan set forth in Section 5.2(b) and (c) have been satisfied, (ii) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 above such amount, (iii) the Revolving Committed Amount shall not be increased to an amount greater than SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000) less any principal amounts outstanding under any Term Loans that by their terms automatically increase the Revolving Committed Amount upon any prepayment thereof in connection with a Permitted Acquisition or capital expenditure as provided in Section 3.2(a)(iii), (iv) no individual Lender’s Commitment may be increased without such Lender’s written consent, (v) the Borrower shall execute and deliver such Revolving Note(s) as are necessary to reflect the increase in the Revolving Committed Amount, (vi) Schedule 1.1 shall be amended to reflect the revised Revolving Committed Amount and revised Commitments and Commitment Percentages of the Lenders and (vii) if any Revolving Loans are outstanding at the time of an increase in the Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 4.3) one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount each Lender will hold its Commitment Percentage (based on its share of the revised Revolving Committed Amount) of outstanding Revolving Loans.

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Any such increase in the Revolving Committed Amount shall apply, at the option of the Borrower, to (x) the Commitment of one or more existing Lenders; provided that any Lender whose Commitment is being increased must consent in writing thereto and/or (y) the creation of a new Commitment to one or more institutions that is not an existing Lender; provided that any such institution (A) must conform to the definition of Eligible Assignee, (B) must have a Commitment of at least $10,000,000 unless otherwise agreed to by the Agent and the Borrower and (C) must become a Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Agent.

(b) Automatic Increases. The Revolving Committed Amount shall, so long as no Default shall have occurred and be continuing, be automatically increased (without the consent of Lenders) and Revolving Loans made under such increased Revolving Committed Amount from time to time in order to prepay the Term Loans in accordance with Section 3.2(a)(iii). Upon any such increase, (i) each applicable Lender’s Original Revolving Commitment shall be increased automatically in accordance with its Original Revolving Commitment Percentage, (ii) Schedule 1.1 shall be amended to reflect the revised Revolving Committed Amount and the revised Commitments and, if applicable, Commitment Percentages of the Lenders and (iii) if the Borrower has previously increased the Revolving Committed Amount pursuant to Section 2.10(a) and any Revolving Loans are outstanding at the time of such increase in the Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 4.3) one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount each Lender will hold its Commitment Percentage (as revised due to the increase in the Revolving Committed Amount) of outstanding Revolving Loans. For the avoidance of doubt, no Commitment or Commitment Percentage obtained by a Lender pursuant to Section 2.10(a) shall be subject to increase pursuant to this Section 2.10(b) or Section 3.2(a)(iii).

(c) Extension of Maturity Date. The Borrower may make unlimited requests for one-year extensions of the Maturity Date by delivering a written request for same to the Agent no earlier than 30 days prior to the first anniversary of the Effective Date and no later than 30 days prior to the Maturity Date (or previously extended Maturity Date pursuant hereto). Any such extension shall be effective if (i) consented to by Required Lenders within thirty (30) days after such request, (ii) on the Maturity Date as it existed immediately before such extension (A) the Commitments of the dissenting Lenders are terminated (which termination shall be effective automatically), (B) all amounts owing to such dissenting Lenders are paid in full (which payments shall not be subject to Section 3.6(a)), and (C) the total Commitments are permanently reduced by an amount equal to such dissenting Lenders’ Commitments so terminated, except to the extent that the Commitments of the dissenting Lenders are replaced pursuant to Section 2.10(a) and/or one or more Lenders agree(s) to increase their respective Commitment(s), (iii) all conditions precedent for a Loan or the issuance of a Letter of Credit set forth in Section 5.2 have been satisfied, and (iv) the Borrower does not withdraw its request for such extension before the Maturity Date (or previously extended Maturity Date pursuant hereto).

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2.11	Additional Term Loans.

(a) The Borrower shall have the right, prior to the Maturity Date and with the consent of the Agent (such consent not to be unreasonably withheld) with respect to the identity of any new Lender, from time to time during the term of this Credit Agreement, and subject to the terms and conditions set forth below, to request additional term loans (which may or may not by their terms, at the election of the Borrower, automatically increase the aggregate amount of the Revolving Committed Amount upon any prepayment thereof in connection with a Permitted Acquisition or capital expenditure as provided in Section 3.2(a)(iii)); provided that (i) no Default or Event of Default shall exist at the time of the request or the proposed additional term loans and all conditions precedent for a Loan set forth in Section 5.2(b), (c) and (e) have been satisfied, (ii) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 above such amount, (iii) no such additional term loan may by its terms provide for an automatic increase in the aggregate amount of the Revolving Committed Amount upon any prepayment thereof in connection with a Permitted Acquisition or capital expenditure as provided in Section 3.2(a)(iii), if the sum of (x) such additional term loans, plus the (y) Revolving Committed Amount, plus (z) any principal amounts outstanding under any Term Loans that by their terms automatically increase the aggregate amount of the Revolving Committed Amount upon any prepayment thereof in connection with a Permitted Acquisition or capital expenditure as provided in Section 3.2(a)(iii), shall exceed SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000), (iv) no individual Lender shall be required to make any such additional term loan without such Lender’s written consent, (v) the Borrower shall execute and deliver such Term Note(s) and amendments and collateral documentation reasonably satisfactory to the Agent and provide Permitted Cash Collateral as required pursuant to Section 7.13 hereof to collateralize such additional Term Loans, and (vi) Schedule 1.1 shall be amended to reflect the revised Term Loan Amounts of the Lenders.

Any such additional term loans shall be made, at the option of the Borrower, by (x) one or more existing Lenders; provided that any Lender making such additional term loan must consent in writing thereto and/or (y) one or more institutions that is not an existing Lender; provided that any such institution (A) must conform to the definition of Eligible Assignee, (B) must have an additional term loan of at least $10,000,000 unless otherwise agreed to by the Agent and the Borrower and (C) must become a Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Agent.

SECTION 3.

PAYMENTS

3.1	Interest.

(a) Interest Rate.

(i) All Base Rate Loans shall accrue interest at the Adjusted Base Rate.

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(ii) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

(iii) All Swingline Loans shall accrue interest at the Adjusted LIBOR Market Index Rate applicable to such Swingline Loan.

(b) Default Rate of Interest. Upon the occurrence, and during the continuation, of an Event of Default, all past due principal of and, to the extent permitted by law, past due interest on, the Loans and any other past due amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to one percent (1%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Loans that are Base Rate Loans plus one percent (1%) per annum).

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2	Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3; (ii) each such partial prepayment of Revolving Loans shall be in the minimum principal amount of $10,000,000 and each such partial prepayment of Term Loans shall be in the minimum principal amount of $1,000,000; (iii) any prepayment of Term Loans that by their terms automatically increase the aggregate amount of the Revolving Committed Amount upon any prepayment thereof in connection with a Permitted Acquisition or capital expenditure as provided in this Section 3.2(a)(iii), in connection with such a Permitted Acquisition or capital expenditure, shall, so long as no Default shall have occurred and be continuing, cause the Revolving Committed Amount to be increased in the same dollar amount of such prepayment (and Revolving Loans automatically made under such increased Revolving Committed Amount in order to make such prepayment of the Term Loans) and shall be subject to Section 2.10(b), and (iv) any prepayment of Term Loans shall be applied first (x) to Term Loans that by their terms automatically increase the aggregate amount of the Revolving Committed Amount upon any prepayment thereof in connection with a Permitted Acquisition or capital expenditure as provided in Section this 3.2(a)(iii), to be applied to such Term Loans in the order in which such Term Loans were made, and then (y) to the remaining Term Loans. Any prepayments made under this Section 3.2(a) shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities and shall be subject to Section 4.3. The increase in the Revolving Committed Amount pursuant to this clause (a) may, upon request of the Borrower, occur concurrently with the prepayment of the Term Loans.

(b) Mandatory Prepayments. If at any time the amount of Revolving Loans outstanding plus Swingline Loans outstanding plus the aggregate amount of LOC Obligations outstanding exceeds the Revolving Committed Amount, the Borrower shall immediately make a principal payment to the Agent in a manner and in an amount necessary to be in compliance with Sections 2.1(a), 2.2 and 2.8 and as directed by the Agent. All

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amounts required to be paid pursuant to this Section 3.2(b)(i) shall be (A) applied first to Swingline Loans, then to Revolving Loans (first to Base Rate Loans and then to Eurodollar Loans in the direct order of Interest Period maturities) and then to a cash collateral account in respect of LOC Obligations and (B) subject to Section 4.3.

3.3	Payment of Loans in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

3.4	Fees.

(a) Facility Fees. The Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a facility fee (the “Facility Fee”) equal to the Applicable Margin for Facility Fees times the actual daily amount of Revolving Committed Amount (or, if the Commitments have terminated, on the outstanding amount of all Revolving Loans, Swingline Loans and LOC Obligations), regardless of usage. The Facility Fee shall accrue at all times during the period beginning on the Effective Date and ending on the Maturity Date (and thereafter so long as any Revolving Loans, Swingline Loans or LOC Obligations remain outstanding), including at any time during which one or more of the conditions in Section 5.2 is not met, and shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for Facility Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for Facility Fees separately for each period during such quarter that such Applicable Margin for Facility Fees was in effect.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a per annum fee equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the aggregate stated amount for each Letter of Credit from the date of issuance to the date of expiration (the “Letter of Credit Fees”). The accrued Letter of Credit Fees shall be due and payable in arrears on the 15th day after the end of each calendar quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding calendar quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(ii) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrower shall pay to the applicable Issuing Lender for its own account, without sharing by the other Lenders, (A) if the applicable Issuing Lender is Wachovia Bank, National Association, the fronting fee as described in the Fee Letter. or (B) if the applicable Issuing Lender is any other Lender, such other rate as may be agreed to between such Issuing

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Lender and the Borrower, in each case on the total sum of all Letters of Credit issued by the applicable Issuing Lender and outstanding during the applicable period and (C) the customary charges from time to time to the applicable Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The accrued Issuing Lender Fees shall be due and payable in arrears on the 15th day following the last day of each calendar quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding calendar quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

(c) Utilization Fees.

(i) If on any day the aggregate outstanding principal amount of all Revolving Loans, Swingline Loans and LOC Obligations exceeds (A) fifty percent (50%) times (B) the Total Committed Amount, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a utilization fee equal to the Applicable Margin for Utilization Fees multiplied by the Utilized Revolving Loan Commitment (the “Utilization Fees”).

(ii) The accrued Utilization Fees shall be due and payable in arrears on the 15th day following the last day of each calendar quarter of the Borrower for the immediately preceding calendar quarter (or portion thereof), beginning with the first of such dates to occur after the Effective Date.

(d) Administrative Fee. The Borrower agrees to pay to the Agent the annual administrative fee as described in the Fee Letter.

3.5	Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be made without setoff, deduction or counterclaim and received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Agent at the Agency Services Address. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion). The Agent will distribute such payments to the applicable Lenders on the same Business Day if any such payment is received prior to 2:00 p.m.; otherwise the Agent will distribute each payment to the applicable Lenders prior to 12:00 noon on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall be made on the next preceding Business Day.

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3.6	Pro Rata Treatment.

(a) Loans/Fees. Except to the extent otherwise provided herein, all borrowing of Revolving Loans (including each Mandatory Borrowing) and Term Loans, each payment or prepayment of principal of any Revolving Loan or Term Loan, each payment of interest on the Revolving Loans or Term Loans, each payment of Facility Fees and Utilization Fees, each payment of Letter of Credit Fees, each reduction of the Revolving Committed Amount and each conversion or continuation of any Revolving Loan or Term Loan, shall be allocated pro rata among the Lenders in accordance with their respective Commitment Percentages; provided, that, if any Lender shall have failed to pay its applicable pro rata share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Agent until the share of such Loan not funded by such Lender has been repaid and any interest owed by such Lender as result of such failure to fund has been paid; and provided, further, that in the event any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Agent, each Lender shall, upon the written request of the Agent, repay to the Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Agent until the date the Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus one percent (1%) per annum.

(b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each Lender pro rata in accordance with its Commitment Percentage; provided, that, if any Lender shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the applicable Issuing Lender; provided, further, that in the event any amount paid to any Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the applicable Issuing Lender, each Lender shall, upon the written request of the applicable Issuing Lender, repay to the Agent for the account of the applicable Issuing Lender the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the applicable Issuing Lender until the date the applicable Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus one percent (1%) per annum.

3.7	Computations of Interest and Fees.

(a) Except for Base Rate Loans that are based upon the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now

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existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to a Credit Party or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.8	Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan, any unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, LOC Obligations and other obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for

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each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9	Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the Register and subaccounts maintained pursuant to subsection (b) of this Section 3.9, and the entries made in the accounts maintained pursuant to subsection (a) of this Section 3.9, if consistent with the entries of the Agent, shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

SECTION 4.

ADDITIONAL PROVISIONS

4.1	Eurodollar Loan Provisions.

(a) Unavailability. If, on or prior to the first day of any Interest Period, (i) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that (A) Dollar deposits are not generally available in the London interbank Eurodollar market in the applicable principal amounts and Interest Period of a requested Eurodollar Loan or (B) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining Eurodollar

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Loans for such Interest Period (as conclusively certified by such Lenders), the Agent shall give notice thereof to the Borrower and the Lenders as soon as practicable thereafter. Upon delivery of such notice, (A) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted to or continued as Eurodollar Loans shall be prepaid by the Borrower or converted to or continued as Base Rate Loans and (C) any outstanding Eurodollar Loans shall be converted on the date of such notice to Base Rate Loans. Until the Agent has withdrawn such notice, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

(b) Change in Legality. Notwithstanding any other provision herein, if any change, after the date hereof, in any law, governmental rule, regulation, guideline or order (including the introduction of any new law or governmental rule, regulation, guideline or order) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan then, by written notice to the Borrower and to the Agent, such Lender may:

(i) declare that Eurodollar Loans and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be converted to Base Rate Loans either (A) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender can lawfully continue to maintain and fund such Eurodollar Loan or (B) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Eurodollar Loan to such day.

(c) Requirements of Law. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan or of agreeing to issue or participate in any Letters of Credit because of (i) any change after the date hereof in any law, governmental rule, regulation, guideline or order (including the introduction of any new law or governmental rule, regulation, guideline or order) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder. If any Lender becomes entitled to claim any

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additional amounts pursuant to this Section 4.1(c), it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (A) that one of the events described in this Section 4.1(c) has occurred and describing in reasonable detail the nature of such event, (B) as to the increased cost or reduced amount resulting from such event and (C) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof; provided, that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation therefor under this Section.

(d) Regulation D Compensation. In the event that a Lender is required to maintain reserves of the type contemplated by the definition of “Eurodollar Reserve Percentage”, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Loans, additional interest on the related Eurodollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i)(A) the applicable London Interbank Offered Rate divided by (B) one minus the Eurodollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least three Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrower may reasonably request.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto. Any conversions of Eurodollar Loans made pursuant to this Section 4.1 shall subject the Borrower to the payments required by Section 4.3 to the extent applicable. This Section shall survive termination of this Credit Agreement and the other Credit Documents and payment of the Loans and all other amounts payable hereunder.

4.2	Capital Adequacy.

If any Lender has determined that the adoption or becoming effective, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy, or any change therein (after the date hereof), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender (which shall include the basis and calculations in reasonable detail supporting the compensation requested in such notice), and receipt by the Borrower of such written notice from such Lender (with a copy to the Agent) the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after tax

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basis (after taking into account applicable deductions and credits in respect of the amount so indemnified) for such reduction; provided, that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Lender first notifies the Borrower of its intention to demand compensation therefor under this Section. Each determination by any Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto. The covenants of this Section 4.2 shall survive termination of this Credit Agreement and the other Credit Documents and the payment of the Loans and all other amounts payable hereunder.

4.3	Compensation.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto and (d) the payment, continuation or conversion of a Eurodollar Loan on a day which is not the last day of the Interest Period applicable thereto or the failure to repay a Eurodollar Loan when required by the terms of this Credit Agreement. Such indemnification may include an amount equal to (i) an amount of interest calculated at the Eurodollar Rate which would have accrued on the amount in question, for the period from the date of such prepayment or of such failure to borrow, convert, continue or repay to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein minus (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.3, it shall provide prompt notice thereof to the Borrower, through the Agent, as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. The covenants in this Section 4.3 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

4.4	Taxes.

(a) Except as provided below in this Section 4.4, all payments made by any Credit Party under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes or Other Taxes. If any such Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable to an Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes had no such deduction or withholding been made, provided, however, that the Credit Party shall be entitled to deduct and withhold any Non-Excluded Taxes and Other Taxes and shall not be required to increase any such

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amounts payable to any Foreign Lender if such Foreign Lender fails to comply with the requirements of paragraph (c) or (d) of this Section 4.4 (but only if such Foreign Lender’s failure to comply materially prejudices such Credit Party), and (B) as promptly as possible after requested, such Credit Party shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party evidencing payment of any such withheld Non-Excluded or Other Taxes, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(b) If any Credit Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority, or fails to remit to the Agent the required receipts or other required documentary evidence, Credit Parties shall indemnify the Agent and any Lender for any incremental Non-Excluded Taxes and Other Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Any Lender, if reasonably requested in writing by the Borrower or the Agent, shall deliver such documentation as is prescribed by applicable law as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. In addition, each Foreign Lender shall:

(i)	(A) on or before the date on which such Foreign Lender becomes a Lender hereunder or, in any event, no later than the time or times prescribed by applicable law, (x) deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or any successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (y) deliver an Internal Revenue Service Form W-8BEN or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

(B) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

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(ii) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, deliver to the Borrower and the Agent on or before the date such Foreign Lender becomes a Lender hereunder, two copies of (A) a certificate to the effect that such Foreign Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (B) duly completed copies of Internal Revenue Service Form W-8BEN;

(iii) deliver to the Borrower and the Agent two further copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-9 or any other such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms); and

(iv) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from or reduction of withholding with respect to payments under this Credit Agreement and any Notes.

(d) Notwithstanding the above, if any change in treaty, law or regulation (“Change in Law”) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent, then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 11.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to subsections (c) and (d) of this Section 4.4; provided, that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to subsections (c) and (d) of this Section 4.4, shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased and, upon reasonable request by the Borrower or the Agent, such Lender shall provide a copy of all such forms and any other required forms (e.g., Internal Revenue Service Form W-8IMY) to the Borrower and the Agent.

(e) If the Agent or a Lender determines in its sole discretion that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which any Credit Party has paid additional amounts pursuant to this Section 4.4, it shall pay over an amount equal to such refund to such Credit Party (but only to the extent of additional amounts paid by such Credit Party under this Section 4.4 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with

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respect to such refund); provided, that such Credit Party, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection (e) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

4.5	Replacement of Lenders.

The Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, or suspends Eurodollar Loans under Section 4.1, or does not consent to a request to extent the Maturity Date pursuant to Section 2.10(c), or does not consent to any amendment hereto consented to by Required Lenders, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4.

SECTION 5.

CONDITIONS PRECEDENT

5.1	Closing Conditions.

The obligation of the Lenders to make its initial Loan hereunder, and the obligation of any Issuing Lender to issue its initial Letter of Credit hereunder, is subject to the satisfaction (or waiver) of the following conditions:

(a) Executed Credit Documents. Receipt by the Agent of duly executed copies of (i) this Credit Agreement, (ii) the Notes, (iii) the Collateral Documents and (iv) all other Credit Documents, each in form and substance acceptable to the Lenders.

(b) Organizational Documents. Receipt by the Agent of the following:

(i) Partnership Documents. With respect to each Credit Party, a copy of the partnership agreement of such Credit Party, together with all amendments thereto

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certified to be true and complete by the appropriate Governmental Authority of the State of organization of such Credit Party and certified by an Authorized Officer of such Credit Party to be true and correct as of the Effective Date.

(ii) Resolutions. Copies of resolutions, as appropriate, approving and adopting the Credit Documents to which each Credit Party is a party, the transactions contemplated therein and authorizing execution and delivery thereof and certified by an Authorized Officer of the Borrower to be in full force and effect as of the Effective Date.

(iii) Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the State of organization of such Credit Party.

(iv) Incumbency. An incumbency certificate certified by an Authorized Officer of the applicable Credit Parties to be true and correct as of the Effective Date.

(c) Opinion of Counsel. Receipt by the Agent of an opinion from legal counsel to the Credit Parties, addressed to the Agent on behalf of the Lenders and dated as of the Effective Date, in form and substance satisfactory to the Agent.

(d) Asset Transfer. Receipt by the Lenders of such information as reasonably requested regarding the transfer of certain assets from Spectra Energy Corp and certain of its Subsidiaries and Affiliates to the Parent and certain of its Subsidiaries as of the Effective Date, including copies of all documentation evidencing such transfer, as described in the Registration Statement as filed on or prior to the Closing Date, with any material amendments thereto acceptable to the Lenders (the “Initial Asset Acquisition”).

(e) IPO. Receipt by the Agent of confirmation that an initial public offering has been consummated by the Parent as of the Effective Date (or is simultaneously being consummated by the Parent), on terms described in the Registration Statement as filed on or prior to the Closing Date, with any material amendments thereto acceptable to the Lenders, that results in net cash proceeds to the Parent of not less than $150,000,000.

(f) Financial Statements/Ownership Structure. Receipt by the Lenders of such financial information or other information regarding the Credit Parties and their assets, and the ownership of same, as the Lenders may reasonably request, including without limitation, information regarding the Initial Asset Acquisition.

(g) Collateral. Receipt of the Agent of (i) Permitted Cash Collateral with a value of not less than the Required Collateral Amount, calculated after giving effect to the making of the Term Loan on the Effective Date and (ii) such other documentation and information as required herein or by the Collateral Documents.

(h) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders, the Agent and the Co-Lead Arrangers, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

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(i) Litigation; Environmental. As of the Effective Date: (i) there shall be no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or threatened against a Credit Party which are likely to be decided adversely to such Credit Party and if so decided would have a Material Adverse Effect, and (ii) except as would not reasonably be expected to result in a Material Adverse Effect: (A) each of the real properties owned or leased by the Credit Parties (the “Properties”) and all their operations at the Properties are in compliance with all applicable Environmental Laws, (B) there is no receipt of notice regarding violation of any Environmental Law with respect to the Properties or the businesses operated by the Credit Parties (the “Businesses”), and (C) there are no conditions relating to the Businesses that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

(j) Material Adverse Effect. As of the Effective Date, no event or condition shall have occurred since December 31, 2006 that would have or would be reasonably expected to have a Material Adverse Effect.

(k) Certificate. The Agent shall have received a certificate or certificates executed by an Approved Officer of the Parent, on behalf of the Credit Parties, as of the Effective Date stating that (i) each Credit Party is in compliance with all existing financial obligations, unless such non-compliance would not have a Material Adverse Effect, (ii) no action, suit, investigation or proceeding is pending or, to such officer’s knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect a Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding is likely to be adversely determined and if adversely determined would be reasonably expected to have a Material Adverse Effect, (iii) the financial statements and information delivered to the Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and present fairly in all material respects on a pro forma basis the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of such date and for such period, with a calculation of the Consolidated Leverage Ratio, based upon Parent’s pro forma financial statements as of March 31, 2007 delivered pursuant to Section 5.1(f) hereof, after giving effect to the Initial Asset Acquisition, the IPO and the initial Loans hereunder, and identifying the Cash Collateral Account by name and account number, (iv) all consents and approvals of board of directors, equity holders, general partners, Governmental Authorities and third parties necessary in connection with the Initial Asset Acquisition, the IPO and the Credit Documents have been obtained, and (v) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein and therein to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on and as of the date made.

(l) Patriot Act. Receipt by the Agent on behalf of each Lender at least five (5) Business Days prior to the Effective Date of all documentation and other information requested by any Lender in order to comply with the requirements of regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(m) Account Designation Letter. Receipt by the Agent of an executed counterpart of the Account Designation Letter.

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(n) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

(l) Minimum Commitments. The aggregate amount of Commitments of all Lenders on the Closing Date shall be not less than $500,000,000.

5.2	Conditions to Loans and Issuances of Letters of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make new Loans nor shall an Issuing Lender be required to issue, renew or extend a Letter of Credit (and the Lenders shall not be obligated to participate in any Letter of Credit) unless:

(a) Request. The Borrower shall have timely delivered (i) in the case of any new Revolving Loan or Term Loan, to the Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, to the applicable Issuing Lender, an appropriate request for issuance of a Letter of Credit in accordance with the provisions of Section 2.2 and (iii) in the case of any Swingline Loan, to the Swingline Lender, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in Section 2.8.

(b) Representations and Warranties. The representations and warranties made by the Credit Parties in this Credit Agreement (other than as set forth in Section 6.12 and 6.14 hereof) are true and correct in all material respects at and as if made as of the date of the funding of the Loans or the issuance, renewal or extension of the Letters of Credit, as applicable (except to the extent such representations and warranties expressly and exclusively relate to an earlier date).

(c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d) Availability. Immediately after giving effect to the making of a Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, the amount of Loans and LOC Obligations outstanding shall not exceed the maximum permitted by Sections 2.1, 2.2 and 2.8.

(e) Cash Collateral. In the case of any new Term Loan, the Borrower shall have deposited into the Cash Collateral Account sufficient Permitted Cash Collateral so that, after giving effect to the making of such Term Loan, the value of all Permitted Cash Collateral maintained in the Cash Collateral Account is not less than the Required Collateral Amount.

The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

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SECTION 6.

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to each Lender that:

6.1	Organization and Good Standing.

Each Credit Party (a) is a limited partnership, limited liability company or a corporation duly formed, validly existing and in good standing under the laws of the state of its formation, (b) is duly qualified and in good standing and authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.2	Due Authorization.

Each Credit Party (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary corporate, partnership or limited liability company action to execute, deliver and perform this Credit Agreement and the other Credit Documents.

6.3	No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by any Credit Party will (a) violate or conflict with any provision of its organizational documents or bylaws, (b) violate, contravene or conflict with any law, regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, except as would not be reasonably expected to adversely affect any Credit Party’s ability to timely pay or perform the Obligations, or the validity or enforceability of the material terms of any Credit Document, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, except as would not be reasonably to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its properties other than the Liens hereunder and under the Collateral Documents.

6.4	Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained, except as would not be reasonably expected to adversely affect any Credit Party’s ability to timely pay or perform the Obligations, or the validity or enforceability of the material terms of any Credit Document.

6.5	Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party which is a party thereto enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

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6.6	Financial Condition/Material Adverse Effect.

The financial statements delivered to the Lenders pursuant to Section 7.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3) and (ii) present fairly in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of such date and for such periods (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes). Since the Effective Date, there has been no event or circumstance that, either individually or collectively, has had or would reasonably be expected to have a Material Adverse Effect; provided that, on and after the Investment Grade Rating Date, Credit Parties make no further representation or warranty with respect to the foregoing.

6.7	Taxes.

Each Credit Party and each of its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except (a) for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (b) where such nonfiling or nonpayment would not have a Material Adverse Effect.

6.8	Compliance with Law.

Each Credit Party and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, decrees and requirements of Governmental Authorities applicable to it or to its properties (including, without limitation, ERISA, the Code and Environmental Laws), except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect.

6.9	Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.7. None of such proceeds will be used for the purpose of (a) purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X, (b) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock”, (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X or (d) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.10	Government Regulation.

No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

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6.11	Solvency.

Each Credit Party is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.12	Environmental Matters.

Except as would not reasonably be expected to result in a Material Adverse Effect: (a) each of the real properties owned or leased by the Credit Parties (the “Properties”) and all their operations at the Properties are in compliance with all applicable Environmental Laws, (b) there is no receipt of notice regarding violation of any Environmental Law with respect to the Properties or the businesses operated by the Credit Parties (the “Businesses”), and (c) there are no conditions relating to the Businesses that would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

6.13	Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list of all Credit Parties and their Subsidiaries, and the ownership of same; as annually updated by the list of subsidiaries filed as an exhibit to Parent’s annual report on Form 10-K filed with the Securities and Exchange Commission.

6.14	Litigation.

There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of a Credit Party, threatened against such Credit Party which (a) are reasonably likely to be decided adversely against such Credit Party and (b) if so decided would reasonably be expected to have a Material Adverse Effect.

6.15	Collateral.

This Credit Agreement and the Collateral Documents create valid security interests in, and Liens on, the Cash Collateral, which security interests and Liens are perfected first priority Liens prior to all other Liens. The value of the Permitted Cash Collateral is greater than or equal to the Required Collateral Amount.

6.16	Material Contracts.

Each Credit Party and each of its Subsidiaries is in compliance with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

6.17	Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B,

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Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 11.17(b)). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

6.18	Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

6.19	Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties and their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

SECTION 7.

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit shall have terminated:

7.1	Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Agent for further distribution to each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 95 days after the close of each fiscal year of the Parent, a consolidated balance sheet of the Parent as of the end of such fiscal year, together with a related consolidated income statement and related statements of cash flows, capitalization and retained earnings for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be audited by independent certified public accountants of recognized national standing and whose opinion, which shall be furnished to the Agent, shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur); provided, that the Parent’s Form 10-K Annual Report as filed with the Securities and Exchange Commission, without exhibits, will satisfy the requirements of this Section 7.1(a).

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(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the close of each fiscal quarter of the Parent a consolidated balance sheet of the Parent as of the end of such fiscal quarter, together with a related consolidated income statement and related statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of an Approved Officer of the Parent to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments to same; provided, that the Parent’s Form 10-Q Quarterly Report as filed with the Securities and Exchange Commission, without exhibits, will satisfy the requirements of this Section 7.1(b).

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Approved Officer of the Parent, substantially in the Form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, beginning with the fiscal quarter ending September 30, 2007, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Parent or the Borrower proposes to take with respect thereto, (iii) setting forth the amount of Off Balance Sheet Indebtedness of the Parent and its Subsidiaries as of the end of each such fiscal period, (iv) providing information to evidence compliance with Sections 8.2(m), 8.2(q), 8.4(i), 8.6(j), 8.7(h) and 8.7(i), and (v) providing such other information to evidence compliance with this Credit Agreement as reasonably requested by the Agent.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any material filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency.

(e) Notices. Within five Business Days after any officer of a Credit Party with responsibility relating thereto obtaining knowledge thereof, such Credit Party will give written notice to the Agent immediately of (i) the occurrence of a Default or Event of Default, specifying the nature and existence thereof and what action such Credit Party proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to a Credit Party: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party the claim of which is likely to be decided adversely to such Credit Party and, if adversely determined, would be reasonably expected to have a Material Adverse Effect or (B) written notice of the institution of any proceedings against such Credit Party with respect to, or the receipt of written notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law) that is likely to be decided adversely to such Credit Party and, if adversely decided, would be reasonably be expected to have a Material Adverse Effect.

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(f) ERISA. Upon a Credit Party or any ERISA Affiliate obtaining knowledge thereof, such Credit Party will give written notice to the Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event if such Termination Event would have a Material Adverse Effect; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against a Credit Party or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Credit Party or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that would have or would be reasonably expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by an officer of a Credit Party briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, a Credit Party shall furnish the Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Debt Rating Changes. Upon any change in its Debt Rating, the Parent or the Borrower shall promptly deliver such information to the Agent.

(h) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties and their Subsidiaries as the Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Sections 7.1(a) and 7.1(b) shall be deemed to have been delivered on the date on which a Credit Party provides notice to the Agent that such information has been posted on the Securities and Exchange Commission website on the Internet at ww.sec.gov/edgar/searchedgar/webusers.htm (“EDGAR”)or at another website identified in such notice and accessible by the Agent without charge (which notice may be included in a certificate delivered pursuant to Section 7.1(c)). Information required to be delivered pursuant to Section 7.1(c) shall be deemed to have been delivered on the date delivered to the Agent. Information required to be delivered pursuant to Section 7.1(d) shall be deemed to have been delivered on the date such information has been posted on EDGAR. Agent shall promptly post information delivered pursuant to Section 7.1(a), (b) and (c) on behalf of the Credit Parties to the Lenders on IntraLinks, Syndtrak or other electronic medium chosen by the Agent.

7.2	Preservation of Existence and Franchises.

Each Credit Party will, and will cause each Subsidiary to, do all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority; provided, however, that, subject to Section 8.3, a Credit Party shall not be required to preserve any such

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existence, right or franchise if it in good faith determines that preservation thereof is no longer necessary or desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Lenders.

7.3	Books and Records.

Each Credit Party will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4	Compliance with Law.

Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, unless (a) the failure to comply would not reasonably be expected to have a Material Adverse Effect or (b) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

7.5	Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due; provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which (i) is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (ii) the nonpayment of which would not have a Material Adverse Effect.

7.6	Maintenance of Property; Insurance.

(a) Each Credit Party will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Each Credit Party will, and will cause each of its Subsidiaries to, maintain (either in the name of such Credit Party or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such self-insurance and risk retention where commercially reasonable) as are usually insured against by companies of established repute engaged in the same or a similar business; provided, that this Section 7.6 shall be satisfied by the use of self-insurance by a Credit Party or any such Subsidiary to the extent commercially reasonable for such Credit Party or such Subsidiary.

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7.7	Use of Proceeds.

The proceeds of the Revolving Loans may be used solely (a) to make cash distributions to Spectra Energy Corp and its subsidiaries on the Effective Date in connection with the Initial Asset Acquisition and (b) for working capital, permitted acquisitions, capital expenditures and other general corporate purposes of the Credit Parties. The proceeds of the initial Term Loans shall be used to make cash distributions to the Parent as described in the Registration Statement. The proceeds of the Swingline Loans may be used solely for working capital and other general corporate purposes of the Credit Parties. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.2(a).

7.8	Inspections.

Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Agent or the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

7.9	Maintenance of Ownership.

Each Credit Party will maintain ownership of all Capital Stock of each Subsidiary that is a Credit Party, directly or indirectly, free and clear of all Liens except as permitted by Section 8.3 and Section 8.4.

7.10	Financial Covenants.

(a) Consolidated Leverage Ratio. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Parent (beginning with the fiscal quarter ending September 30, 2007), shall be less than or equal to 5.00 to 1.0; provided that subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.50 to 1.0.

(b) Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio, as at the end of each fiscal quarter of the Parent (beginning with the fiscal quarter ending September 30, 2007), shall prior to the Investment Grade Rating Date, be greater than or equal to 2.50 to 1.0.

For purposes of calculating compliance with the financial covenants set forth in this Section 7.10:

(i) with respect to the Initial Asset Acquisition, Consolidated EBITDA and Consolidated Interest Expense shall, for the first twelve months subsequent to the Effective Date, be calculated on an annualized 365 day basis for the number of days actually elapsed since the Effective Date until the date of determination; and

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(ii) with respect to all Permitted Acquisitions subsequent to the Effective Date, Consolidated EBITDA and Consolidated Interest Expense with respect to such newly acquired assets shall be calculated on a pro forma basis as if such acquisition had occurred at the beginning of the applicable twelve month period of determination; provided, that with respect to all Permitted Acquisitions with limited or no prior operating history (or with a prior operating history that does not reliably indicate future operating results), Consolidated EBITDA shall be deemed to be the amount approved by the Agent as the projected Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Permitted Acquisition for the first twelve-month period following such Permitted Acquisition (such amount to be determined based on customer contracts relating to such Permitted Acquisition, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by Agent).

(iii) Consolidated EBITDA may include, at Parent’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.

7.11	Material Contracts.

Each Credit Party will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of such Credit Party or Subsidiary in the ordinary course, except where the failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

7.12	Reserved.

7.13	Cash Collateral.

(a) The Borrower shall maintain the Cash Collateral Account at all times that any portion of the Term Loans shall remain outstanding.

(b) The Borrower shall, at all times, maintain Permitted Cash Collateral in the Cash Collateral Account with a value greater than or equal to the following (the “Required Collateral Amount”): (i) if all Permitted Cash Collateral is comprised entirely of Tier 1 Permitted Cash Collateral, 100.25% of the principal amount of all outstanding Term Loans, (ii) if Permitted Cash Collateral is not comprised entirely of Tier 1 Permitted Cash Collateral but is not composed of any Tier 3 Permitted Cash Collateral, 100.5% of the principal amount of all outstanding Term Loans or (iii) if any Permitted Cash Collateral is comprised of any Tier 3 Permitted Cash Collateral, 101% of the principal amount of all outstanding Term Loans. If, at any time, the Required Collateral Amount exceeds the value of the Permitted Cash Collateral, the Borrower shall immediately deposit additional Permitted Cash Collateral into the Cash Collateral Account to eliminate such excess. In accordance with the terms of the Account Control Agreement, the Borrower shall direct the investment of items deposited into the Cash Collateral Account; provided, that (1) all Cash Collateral shall consist of Permitted Cash Collateral at all times and (2) the Borrower shall not be permitted to sell any Permitted

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Cash Collateral prior to its stated maturity (if any) during the first two months following the Closing Date except pursuant to Section 7.13(c). The Borrower shall treat all income, gains or losses from the investment of items in the Cash Collateral Account as its own income or loss, and the Agent and the Lenders shall have no liability for any such gain or loss.

(c) The Borrower shall be permitted to liquidate and/or withdraw Cash Collateral from the Cash Collateral Account to fund a Permitted Acquisition or capital expenditure; provided, that concurrently with such liquidation or withdrawal (i) the Revolving Committed Amount shall be automatically increased (without the consent of the Lenders), (ii) a Revolving Loan shall be made to the Borrower, (iii) the proceeds of such Revolving Loan shall be applied to prepay the principal amount of the Term Loans in an amount equal to the amount of Cash Collateral liquidated or withdrawn, and (iv) after such liquidation or withdrawal, the value of the Permitted Cash Collateral shall be greater than or equal to the Required Collateral Amount, as calculated after giving effect of such prepayment of the Term Loans. In the event that the Borrower shall elect to make such a withdrawal, the Agent shall direct the Intermediary to liquidate the applicable Cash Collateral and remit the proceeds to the Borrower.

(d) If, at the end of any fiscal quarter of the Parent, the value of the Permitted Cash Collateral exceeds the Required Collateral Amount, then, upon the request of the Borrower, provided no Default or Event of Default has occurred and is continuing, the Agent shall direct the Intermediary to pay and transfer to the Borrower cash, to the extent available, in the Cash Collateral Account in an amount equal to such excess.

(e) To secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Term Loans, the Borrower hereby grants to the Agent, for the ratable benefit of the Lenders, a continuing security interest in, and a right to set off against, any and all right, title and interest of the Borrower in and to the Cash Collateral Account and the Cash Collateral and all other amounts maintained in the Cash Collateral Account.

SECTION 8.

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit shall have terminated:

8.1	Nature of Business.

No Credit Party will, nor will it permit any of its Subsidiaries to (whether now owned or acquired or formed subsequent to the Closing Date), materially alter the character of their business on a consolidated basis from the midstream energy business.

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8.2.	Liens.

No Credit Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:

(a) Liens in favor of the Lenders securing Indebtedness under this Credit Agreement;

(b) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by this Section 8.2; provided, that the principal amount of such Indebtedness is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness) and is not secured by any additional assets;.

(c) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(d) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(e) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(f) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property of any Credit Party or any Subsidiary;

(g) Liens with respect to judgments and attachments which do not result in an Event of Default;

(h) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(i) rights of first refusal entered into in the ordinary course of business;

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(j) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of a Credit Party or any Subsidiary or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by a Credit Party or any such Subsidiary, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(k) the reservation in any original grants from the sovereign of any land in Canada or interests therein and statutory exceptions to title;

(l) Liens on deposits required by any Person with whom a Credit Party or any Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business;

(m) other Liens, including Liens imposed by Environmental Laws, arising in the ordinary course of its business which (i) do not secure Indebtedness (other than Liens on cash and cash equivalents that secure letters of credit), (ii) do not secure any obligation in an amount exceeding $25,000,000 at any time and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(n) any letter of credit issued for the account of any Credit Party, Spectra Energy Corp or any of their Affiliates to secure Indebtedness under tax free financings;

(o) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower, the Parent or any Subsidiary and not created in contemplation of such event;

(p) any Lien existing on any asset prior to the acquisition thereof by the Borrower, the Parent or any Subsidiary and not created in contemplation of such acquisition; and

(q) other Liens securing Indebtedness or obligations in an amount not to exceed, in the aggregate, at any one time 10% of Consolidated Tangible Net Assets; provided, for purposes of this Section 8.2(q), with respect to any such secured Indebtedness of a non-wholly-owned Subsidiary of the Parent or Borrower with no recourse to any Credit Party or any wholly-owned Subsidiary thereof, only that portion of such Indebtedness reflecting Parent’s pro rata ownership interest therein shall be included in calculating compliance herewith.

8.3	Consolidation and Merger.

A Credit Party will not, and will not permit any of its Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that: (i) a Person (including a Subsidiary of the Borrower) may be merged or consolidated with or into the Borrower or the Parent so long as (A) the Borrower

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or the Parent, as the case may be, shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, and (C) the Borrower remains liable for its obligations under this Credit Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Subsidiary of the Parent may merge with or into another Subsidiary of the Parent; provided that if one of such Subsidiaries is a Credit Party, the surviving entity must be a Credit Party, and (iii) any such merger, consolidation, liquidation, winding up or dissolution in connection with any Disposition permitted under Section 8.4 hereof shall be permitted hereunder.

8.4	Dispositions.

A Credit Party will not make, nor permit its Subsidiaries to make any Disposition except:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Credit Party and its Subsidiaries that are Disposed of in the ordinary course of business;

(c) Dispositions of assets to a Credit Party;

(d) Dispositions of Investments permitted under Section 8.7;

(e) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(f) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of a Credit Party and its Subsidiaries;

(g) Dispositions of Cash Equivalents for fair market value;

(h) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 180 days from such Disposition in assets to be used in the ordinary course of the business of the Parent and its Subsidiaries and/or (B) used to permanently reduce the Revolving Committed Amount on a dollar for dollar basis; or

(i) other Dispositions not exceeding in the aggregate for all Credit Parties and their Subsidiaries (i) 10% of Consolidated Net Tangible Assets in any fiscal year measured as of the date of determination and (ii) 25% of Consolidated Net Tangible Assets during the term of this Credit Agreement.

8.5	Transactions with Affiliates.

A Credit Party will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than another Credit Party) unless any and all such transactions between a Credit Party and its Subsidiaries on the one hand and any officer, director, employee or

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Affiliate (other than another Credit Party) on the other hand, shall be on an arms-length basis and on terms no less favorable to such Credit Party or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than another Credit Party) as determined by the Board of Directors of the general partner of the Parent; provided, that the foregoing provisions of this Section shall not (a) prohibit a Credit Party and each Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit a Credit Party or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit a Credit Party or a Subsidiary from engaging in a transaction or transactions that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arms-length basis and are on terms as favorable as could have been obtained from a third party as determined by the Board of Directors of the general partner of the Parent, (d) prohibit a Credit Party or a Subsidiary from engaging in non-material transactions with any Credit Party that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of such Credit Party’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit a Credit Party from entering into any of the agreements to be entered into by various Credit Parties in connection with the Initial Asset Acquisition and the transactions related thereto, (f) prohibit a Credit Party from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee, (g) prohibit a Credit Party from entering into any of the agreements listed on Schedule 8.5, or (h) prohibit a Credit Party or a Subsidiary from compensating its employees and officers in the ordinary course of business.

8.6	Indebtedness.

Prior to the Investment Grade Rating Date, no Credit Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Investments permitted under Section 8.7 that would constitute Indebtedness;

(c) obligations (contingent or otherwise) of a Credit Party or any Subsidiary existing or arising under (i) any Credit Facility Swap Contract or (ii) any other Swap Contract; provided that with respect to clauses (i) and (ii) above (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (B) such Credit Facility Swap Contract or Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) current liabilities of the Credit Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

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(e) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Credit Agreement;

(f) Indebtedness in an aggregate principal amount not to exceed $150,000,000 outstanding under those certain 5.71% Senior Notes of East Tennessee Natural Gas, LLC (“East Tennessee”) due 2012, issued pursuant to that certain Note Purchase Agreement dated December 15, 2002 between East Tennessee and the note purchasers party thereto and any refinancing, extension, renewal or refunding of such Indebtedness; provided, that the principal amount of such Indebtedness is not increased other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness;

(g) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default or Event of Default;

(h) secured Indebtedness to the extent permitted by Section 8.2(m) or 8.2(n);

(i) Indebtedness of any Subsidiary that does not permit or provide for recourse against Parent, Borrower or any other Subsidiary, provided that (i) such Subsidiary has received an Investment Grade Rating for such Subsidiary’s long-term senior unsecured, or (ii) such Indebtedness is for the purpose of financing the construction or expansion of one or more pipelines with respect to which a minimum of sixty percent (60%) of such pipeline capacity is committed under long-term contracts of at least five years duration, or (iii) such Indebtedness is for the purpose of financing the construction or expansion of one or more gas storage facilities with respect to which a minimum of forty percent (40%) of the gas storage capacity is committed under long-term contracts of at least two and one-half years duration; and

(j) other unsecured Indebtedness in an aggregate amount not to exceed, at any one time outstanding, the greater of (i) $50,000,000 and (ii) 10% of Consolidated Net Tangible Assets.

On and after the Investment Grade Rating Date, no Credit Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (other than Loans hereunder) unless at the time of the incurrence thereof, after giving thereto: (x) Parent shall be in pro forma compliance with Section 7.10(a) hereof, determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), as applicable, and (y) no Default or Event of Default shall have occurred and be continuing.

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8.7	Investments.

Prior to the Investment Grade Rating Date, no Credit Party will, nor will it permit its Subsidiaries to, make any Investments, except:

(a) Investments held by a Credit Party or a Subsidiary in the form of cash or Cash Equivalents;

(b) Investments in any Subsidiary;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments in Permitted Acquisitions and capital expenditures in the ordinary course;

(e) Investments in Credit Facility Swap Contracts and other Swap Contracts permitted by Section 8.6;

(f) Loans and advances to the general partner of the Borrower or the Parent to enable such general partner of the to pay general and administrative costs and expenses pursuant to the partnership agreement of the Borrower or Parent, as applicable;

(g) additional Investments in any Joint Venture existing as of the Effective Date;

(h) Investments in any Joint Venture for the purpose of developing capital projects in the midstream energy business; provided, either (i) such Joint Venture is not subject to any contract or other consensual restriction or limitation on the ability of such Joint Venture to make Restricted Payments to the Credit Parties or their Subsidiaries (other than as limitations contained in its organizational documents subjecting such Restricted Payments to the discretion of its board and/or permitting Restricted Payments only to the extent of available cash (as defined therein)), or (ii) any Investments in Joint Ventures other than as described in the foregoing clause (i) shall not exceed, at any one time outstanding, $35,000,000; and

(i) other Investments in an aggregate amount not to exceed, at any one time outstanding, $75,000,000.

8.8	Restricted Payments.

Prior to the Investment Grade Rating Date, no Credit Party will, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) the Borrower may make Restricted Payments to the Parent, (ii) any Subsidiary may make Restricted Payments to any Credit Party or any wholly-owned Subsidiary of Parent or Borrower, and (iii) any non-wholly-owned Subsidiary may make Restricted Payments to its owners on a pro rata basis in accordance with such owners’ pro rata ownership interest therein;

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(b) a Credit Party or Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c) cash distributions may be made and redemption of limited partnership units may occur with the proceeds of the Term Loan, the initial draw of Revolving Loans on the Effective Date and the proceeds of the IPO, in each case in connection with the Initial Asset Acquisition as described in the Registration Statement;

(d) as long as no Default or Event of Default exists and is continuing, the Credit Parties may make quarterly cash distributions in an amount not to exceed Available Cash for such period; and

(e) the Parent or Borrower may repurchase their respective limited partnership units in an aggregate amount not exceeding $5,000,000 in any fiscal year.

SECTION 9.

EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. A Credit Party shall: (i) default in the payment when due of any principal amount of any of the Loans or of any reimbursement obligation arising from drawings under any Letters of Credit; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by a Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. A Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Section 7.1(f), 7.8, 7.10, 7.11, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7 or 8.8;

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(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.13 of this Credit Agreement and such default shall continue unremedied for a period of at least 5 Business Days after notice of such default is given by the Agent or a Lender to the Borrower; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of a Credit Party becoming aware of such default or (B) notice of such default is given by the Agent or a Lender to the Borrower.

(d) Credit Documents.

(i) Any Credit Document shall fail to be in full force and effect or a Credit Party shall so assert or any Credit Document shall fail to give the Agent and/or the Lenders the rights, powers and privileges purported to be created thereby; or

(ii) The Agent shall cease to have a valid, perfected, first priority Lien on the Cash Collateral in the Cash Collateral Account for any reason.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party or a Subsidiary (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party or Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Credit Party or Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against such Credit Party or Subsidiary and such petition remains unstayed and in effect for a period of 90 consecutive days; or (iii) such Credit Party or Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) such Credit Party or Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements. With respect to any Indebtedness, including any Off Balance Sheet Indebtedness, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $100,000,000 (other than Indebtedness outstanding under this Credit Agreement) of a Credit Party or any Subsidiary such Credit Party or such Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any

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such Indebtedness or fail to timely pay such Indebtedness when due, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition in this clause (B) is to cause any such Indebtedness to become due prior to its stated maturity.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against a Credit Party or a Subsidiary involving a liability, in the aggregate, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 45 days.

(h) ERISA. The occurrence of:

(i) any of the following events or conditions which could result in a liability of a Credit Party or an ERISA Affiliate, in the aggregate, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $25,000,000: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; or (B) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(ii) any of the following events or conditions which could result in a liability of a Credit Party or an ERISA Affiliate, in the aggregate, in excess of the greater of (i) $10,000,000 or (ii) the lesser of (x) three percent (3%) of Consolidated Net Tangible Assets and (y) $50,000,000: (A) a Termination Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; or (B) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Agent, likely to result in (x) the termination of such Plan for purposes of Title IV of ERISA, or (y) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan.

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(i) Change of Control. The occurrence of any Change of Control.

9.2	Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders as may be required hereunder), the Agent may, with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments and the obligation of the Issuing Bank to issue any Letter of Credit to be terminated whereupon the Commitments and such obligation of the Issuing Bank to issue any Letter of Credit shall be immediately terminated.

(ii) Acceleration of Loans and Letters of Credit. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(iii) Cash Collateralize Letters of Credit. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately pay) to the Issuing Lender additional cash, to be held by the Issuing Lender, for the benefit of the Lenders, in a cash collateral account as security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.

(v) Cash Collateral. Liquidate the Cash Collateral and apply the proceeds thereof to repay the Term Loans then outstanding.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.

Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

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9.3	Allocation of Payments After Event of Default.

Notwithstanding any other provision of this Credit Agreement, after the occurrence of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent and the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Agent, or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans and to the payment or cash collateralization of the outstanding LOC Obligations, pro rata, as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus;

provided, that all amounts collected from the proceeds of Cash Collateral shall be used to repay the Term Loans.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations), of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 9.3.

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SECTION 10.

AGENCY PROVISIONS

10.1	Appointment.

Each Lender hereby designates and appoints Wachovia Bank, National Association, as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and no Credit Party shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party. All institutions acting as a Syndication Agent or Co-Documentation Agent hereunder shall have no obligations in such capacity under the Credit Documents.

10.2	Delegation of Duties.

The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3	Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in

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connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of any Credit Party to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of any Credit Party. The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

10.4	Reliance on Communications.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 11.3(b). The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

10.5	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than an Event of Default specified in Section 9.1(a)) unless the Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

10.6	Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Affiliate thereof hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets,

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operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its Extensions of Credit hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7	Indemnification.

Each Lender agrees to indemnify the Agent (including for purposes of this Section 10.7 the Agent in its capacity as Issuing Lender) in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment in full of the Credit Parties Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Obligations and all other amounts payable hereunder and under the other Credit Documents and the termination of the Commitments.

10.8	Agent in Its Individual Capacity.

The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with a Credit Party as though the Agent were not Agent hereunder. With respect to the Loans made, Letters of Credit issued and all Obligations owing to it, the Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

10.9	Successor Agent.

The Agent may, at any time, resign upon 30 days written notice to the Lenders and the Borrower. Upon any such resignation, the Borrower with the consent of the Required Lenders

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(such consent of the Required Lenders not to be unreasonably withheld or delayed) shall have the right to appoint a successor Agent; provided, upon the occurrence and during the continuance of an Event of Default, the Required Lenders shall have the right to appoint a successor Agent without the consent of the Borrower. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the notice of resignation, then the retiring Agent shall in consultation with the Borrower, select a successor Agent provided such successor is a Lender hereunder or qualifies as an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Agent hereunder until such time, if any, as a successor Agent shall have been appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement; provided, if such successor Agent shall have been appointed without the consent of the Borrower, such successor Agent may be replaced by the Borrower with the consent of the Required Lenders so long as no Event of Default has occurred and is continuing.

SECTION 11.

MISCELLANEOUS

11.1	Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

(b) Notwithstanding anything herein to the contrary, notices and other communications to the Agent, the Lenders and the Credit Parties, may be delivered or furnished by electronic communication (including email, Internet or intranet website) pursuant to procedures approved by the Agent.

11.2	Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits

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(general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.

11.3	Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Borrower may not assign and transfer any of its interests without the prior written consent of the Lenders; and provided, further, that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.3.

(b) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, its LOC Obligations and its Commitment); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) all assignments of the Term Loans or the Original Revolving Committed Amount must be pro rata among such Lender’s Commitment with respect to the Term Loans and Original Revolving Committed Amount.

(iii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000 (or, if less, the remaining amount of the Commitment (which for this purpose includes Loans and LOC Obligations) being assigned by such Lender) and an integral multiple of $1,000,000 in excess thereof; and

(iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 11.3(b), together with a processing fee from the assignor of $3,500.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights (except those rights hereunder which by their terms expressly survive) and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

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By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim created by such assigning Lender and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assigning Lender and such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an Assignment Agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

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(e) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment, its Notes, its LOC Obligations and its Loans); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 4.1 through 4.4, inclusive, but shall not be entitled to receive any amount greater than such Lender would have been able to receive, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans, its Notes and its LOC Obligations and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

(f) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) Information. Subject to Section 11.17, any Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5	Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with (A) the negotiation, preparation, execution and delivery, syndication and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of counsel to the Agent) and (B) any amendment, waiver or consent relating hereto and thereto

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including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement, (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and each Lender in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders (including the allocated cost of internal counsel)) and (B) any bankruptcy or insolvency proceeding of any Credit Party and (iii) indemnify the Agent and each Lender, their respective Affiliates and the respective officers, directors, employees, representatives and agents of the foregoing from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

11.6	Amendments, Waivers and Consents.

Neither this Credit Agreement, nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower (and if the rights or duties of the Issuing Bank are affected thereby, by it); provided, that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender directly affected thereby:

(a) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal (except pursuant to Section 3.2(b)) or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit;

(b) reduce the rate or extend the time of payment of interest thereon or fees or other amounts payable hereunder to such Lender;

(c) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit owing to such Lender;

(d) increase (other than an increase to its Revolving Commitment resulting from an increase in the Revolving Committed Amount pursuant to the sale of Term Loan Cash Collateral as set forth in Section 3.2(a)(ii)) or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

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(e) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or release the Borrower from its obligations under the Credit Documents, which shall require the consent of all Lenders;

(f) amend, modify or waive any provision of this Section 11.6 or Section 2.10, 3.6, 3.8, 5.2, 9.1(a), 11.2, 11.3 or 11.5;

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(h) release the Cash Collateral, which shall require the consent of all Lenders, except as specifically permitted hereunder and by the Collateral Documents; or

(i) release the Parent from its obligations under the Credit Documents, which shall require the consent of all Lenders.

No provision of Section 10 may be amended or modified without the consent of the Agent.

No provision of Section 2.2 may be amended or modified without the consent of each Issuing Lender affected thereby.

No provision of Section 2.8 may be amended or modified without the consent of the Swingline Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.7	Counterparts/Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy or other electronic means shall be as effective as an original and shall constitute a representation that an original will be delivered.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that (a) a Lender’s Commitment may not be increased without its consent whether or not it is a Defaulting Lender and (b) all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

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11.10	Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder.

11.11	Governing Law; Venue.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.12	Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated hereby or by the other Credit Documents.

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11.13	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.14	Further Assurances.

The Borrower agrees, upon the request of the Agent, to promptly take such actions, as reasonably requested, as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.15	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16	Binding Effect; Continuing Agreement.

(a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Agent and the Lenders, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and permitted assigns.

(b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon such termination, the Borrower shall have no further obligations (other than those provisions that expressly survive the termination thereof) under the Credit Documents; provided, that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

11.17	Confidentiality; USA PATRIOT Act.

(a) The Agent and each Lender will keep any information delivered or made available by the Borrower pursuant to this Credit Agreement confidential from anyone other than persons employed or retained by the Agent or such Lender and its Affiliates who are engaged in evaluating, approving, structuring or administering this Credit Agreement; provided, that the Agent and the Lenders shall be entitled to disclose such information (a) to any other Lender or to the Agent, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which had been

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publicly disclosed other than as a result of a disclosure by the Agent or any Lender prohibited by this Agreement, (e) in connection with any litigation to which the Agent, any Lender or its subsidiaries or parent may be a party, (f) to the extent necessary in connection with the exercise of any remedy under this Agreement, (g) to such Lender’s or Agent’s legal counsel and independent auditors and (h) to any actual or proposed participant or assignee; provided such participant or assignee agrees in writing to keep all such information confidential on terms substantially similar to this Section 11.17.

(b) Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 12.

GUARANTY

12.1	The Guaranty.

Parent hereby guarantees to each Lender, each Affiliate of a Lender that enters into a Credit Facility Swap Contract or a Treasury Management Agreement with a Credit Party, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Parent hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), Parent will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

12.2	Obligations Unconditional.

The obligations of the Parent under this Section 12.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Credit Facility Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Section 12 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

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(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Credit Facility Swap Contract or Treasury Management Agreement between Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Credit Facility Swap Contract or Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Parent).

With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Credit Facility Swap Contract or any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

12.3	Reinstatement.

The obligations of the Parent under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Parent agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

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12.4	Certain Additional Waivers.

The Parent further agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 and through the exercise of rights of contribution pursuant to Section 12.6.

12.5	Remedies.

The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 12.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent for purposes of Section 12.1. The Parent acknowledges and agrees that their obligations hereunder are secured in accordance with the terms hereof and of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

12.6	Reserved.

12.7	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 12 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising. All Obligations which are incurred by two or more Credit Parties shall be their joint and several obligations and liabilities.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

85	Spectra Energy Partners OLP, LP
Credit Agreement

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	SPECTRA ENERGY PARTNERS OLP, LP

	By:	/s/ Lon C. Mitchell
	Name:	Lon C. Mitchell
	Title:	Chief Financial Officer

PARENT GUARANTOR:	SPECTRA ENERGY PARTNERS, LP

	By:	Spectra Energy Partners (DE) GP, LP

	By:	Spectra Energy Partners GP, LLC

	By:	/s/ Lon C. Mitchell
	Name:	Lon C. Mitchell
	Title:	Chief Financial Officer

S-1	Spectra Energy Partners OLP, LP
Credit Agreement

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Lawrence P. Sullivan
Name:	Lawrence P. Sullivan
Title:	Managing Director

S-2	Spectra Energy Partners OLP, LP
Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ David Lawrence
Name:	David Lawrence
Title:	Attorney-in-Fact

S-3	Spectra Energy Partners OLP, LP
Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Rob Traband
Name:	Rob Traband
Title:	Executive Director

S-4	Spectra Energy Partners OLP, LP
Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Matthew Main
Name:	Matthew Main
Title:	Managing Director

S-5	Spectra Energy Partners OLP, LP
Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Vice President

S-6	Spectra Energy Partners OLP, LP
Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Gabe Gomez
Name:	Gabe Gomez
Title:	Vice President

S-7	Spectra Energy Partners OLP, LP
Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney Dennis
Name:	Sydney Dennis
Title:	Director

S-8	Spectra Energy Partners OLP, LP
Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Chi-Cheng Chen
Name:	Chi-Cheng Chen
Title:	Authorized Signatory

S-9	Spectra Energy Partners OLP, LP
Credit Agreement

CREDIT SUISSE, Cayman Islands Branch as a Lender

By:	/s/ Thomas Cantello
Name:	Thomas Cantello
Title:	Director

By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Associate

S-10	Spectra Energy Partners OLP, LP
Credit Agreement

DEUTSCHE BANK AG, as a Lender

By:	/s/ Rainer Meier
Name:	Rainer Meier
Title:	Vice President

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Vice President

S-11	Spectra Energy Partners OLP, LP
Credit Agreement

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ Brian McNany
Name:	Brian McNany
Title:	Authorized Signatory

S-12	Spectra Energy Partners OLP, LP
Credit Agreement

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

S-13	Spectra Energy Partners OLP, LP
Credit Agreement

MORGAN STANLEY BANK, as a Lender

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory

S-14	Spectra Energy Partners OLP, LP
Credit Agreement

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

S-15	Spectra Energy Partners OLP, LP
Credit Agreement

ABN AMRO BANK N.V., as a Lender

By:	/s/ John D. Reed
Name:	John D. Reed
Title:	Assistant Vice President

By:	/s/ Todd D. Vaubel
Name:	Todd D. Vaubel
Title:	Assistant Vice President

S-16	Spectra Energy Partners OLP, LP
Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin D. Smith
Name:	Kevin D. Smith
Title:	Senior Vice President

S-17	Spectra Energy Partners OLP, LP
Credit Agreement

Schedule 1.1

Commitment Percentages

Name of Lender	Commitment	Commitment Percentage
Wachovia Bank, National Association	$38,500,000	7.700000%

Citibank, N.A.	$38,500,000	7.700000%

JPMorgan Chase Bank, N.A.	$31,000,000	6.200000%

The Royal Bank of Scotland plc	$31,000,000	6.200000%

SunTrust Bank	$31,000,000	6.200000%

Bank of America, N.A.	$31,000,000	6.200000%

Barclays Bank PLC	$31,000,000	6.200000%

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$31,000,000	6.200000%

Credit Suisse	$31,000,000	6.200000%

Deutsche Bank AG	$31,000,000	6.200000%

Lehman Brothers Commercial Bank	$31,000,000	6.200000%

Merrill Lynch Bank USA	$31,000,000	6.200000%

Morgan Stanley Bank	$31,000,000	6.200000%

UBS Loan Finance LLC	$31,000,000	6.200000%

ABN AMRO Bank N.V.	$31,000,000	6.200000%

KeyBank, National Association	$20,000,000	4.000000%

Total	$500,000,000	100%

Schedule 6.13

Credit Parties and Subsidiaries

Company	Owner(s)	Interest(s)
Spectra Energy Partners, LP	Spectra Energy Partners (DE) GP, LP Spectra Energy Southeast Pipeline Corporation Public	2% general partner interest 79.6% limited partner interest 18.4% limited partner interest

Spectra Energy Partners OLP GP, LLC	Spectra Energy Partners, LP	100% LLC membership interest

Spectra Energy Partners OLP, LP	Spectra Energy Partners OLP GP, LLC Spectra Energy Partners, LP	0.001% general partner interest 99.999% limited partner interest

East Tennessee Natural Gas, LLC	Spectra Energy Partners OLP, LP	100% LLC membership interest

Gulfstream Natural Gas System, L.L.C.[1]	Spectra Energy Partners OLP, LP Spectra Energy Southeast Pipeline Corporation	24.5% LLC membership interest 25.5% LLC membership interest

Spectra Energy Partners MHP Holding, LLC	Spectra Energy Partners OLP, LP	100% LLC membership interest

Market Hub Partners Holding, LLC	Spectra Energy Partners MHP Holding, LLC Spectra Energy Southeast MHP Holding, LLC Spectra Energy MHP Holding, LLC	50% general partner interest 0.1% general partner interest 49.9% general partner interest

Egan Hub Storage LLC	Market Hub Partners Holding, LLC	100% LLC membership interest

Moss Bluff Hub Partners, LLC	Market Hub Partners Holding, LLC	100% LLC membership interest

Moss Bluff Hub Partners, L.P.	Market Hub Partners Holding, LLC Moss Bluff Hub Partners, LLC	99.983% limited partner interest 0.017% general partner interest

[1]	Remaining 50% LLC membership interest owned by The Williams Companies, Inc.

Schedule 8.5

Affiliate Transactions

Pipeline balancing Agreement between East Tennessee and Texas Eastern Transmission, LP, a Spectra Energy Corp affiliate (“Texas Eastern”)

Pipeline balancing Agreement between East Tennessee and Saltville Gas Storage, LLC, a Spectra Energy Corp affiliate (“Saltville”)

Pipeline balancing Agreement between East Tennessee and Spectra Energy Early Grove Company, a Spectra Energy Corp affiliate

Interruptible Storage Service Agreement between East Tennessee and Saltville

Firm Storage Agreement between East Tennessee and Spectra Energy Virginia Pipeline Company, a Spectra Energy Corp affiliate

Interruptible Service Agreement between Egan and Texas Eastern

Interruptible and Firm Storage Service Agreements between Moss Bluff and Texas Eastern

Agreements between Egan and Texas Eastern re: Gas Balancing at Pipeline Interconnect

Agreements between Moss Bluff and Texas Eastern re: Gas Balancing at Pipeline Interconnect

Schedule 11.1

Notices

Borrower

Spectra Energy Partners OLP, LP

5400 Westheimer Court

Houston, Texas 77056

Attn: Lon C. Mitchell, Jr., Vice President and CFO

Telephone: (713) 627-5200

Facsimile: (713) 386-6012

with a copy to:

Spectra Energy Partners GP, LLC

c/o Spectra Energy Corporation

5400 Westheimer Court

Houston, Texas 77056

Attn: Hiren Mehta, Director, Structured Finance

Telephone: (713) 627-5795

Facsimile: (713) 386-4417

E-mail: HRMehta@spectraenergy.com

Agent

Wachovia Bank, National Association

301 South College Street

NC-5562, TW-15

Charlotte, North Carolina 28288-5562

Attn: Larry Sullivan

Telephone: 704-715-1794

Facsimile: 704-383-6647

E-mail: Larry.Sullivan@Wachovia.com

Operations contact and copies to:

Wachovia Bank, National Association

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attention: Lisa Starnes, Syndication Agency Services

Telephone: 704-383-4131

Facsimile: 704-383-0288

E-mail: Lisa.Starnes@wachovia.com

Lenders

Citibank, N.A.

333 Clay Street, Suite 3700

Houston, TX 77002

Attn: Todd Mogil, Managing Director

Telephone: 713-654-3559

Facsimile: 713-654-2849

E-mail: todd.j.mogil@citigroup.com

Operations contact:

Citibank, N.A.

One Penn’s Way

New Castle, DE 19720

Attn: Maryellen Winkler

Telephone: 302-894-6071

Facsimile: 302-994-0847

E-mail: maryellen.winkler@citigroup.com

JPMorgan Chase Bank, N.A.

712 Main Street, 12th Floor

Houston, TX 77002-3233

Attn: Robert W. Traband

Telephone: 713-216-1081

Facsimile: 713-216-8870

E-mail: Robert.Traband@jpmorgan.com

Operations contact:

JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor

Houston, Texas 77002

Attn: Regina M. Harmon

Telephone: 713-750-2355

Facsimile: 713-427-6307

E-mail: nanette.wilson@jpmchase.com

The Royal Bank of Scotland plc

600 Travis Street, Suite 6500

Houston, Texas 77002

Attn: Matthew Main

Telephone: 713-221-2441

Facsimile: 713-221-2430

E-mail: matthew.main@rbos.com

Operations contact:

The Royal Bank of Scotland plc

101 Park Avenue- 6th Floor

New York, New York 10178

Attn: Claudio R. Truglia

Telephone: 212-401-3582

Facsimile: 212-401-1494

E-mail: claudio.truglia@RBOS.com

SunTrust Bank

303 Peachtree Street, 10th Floor Mail Code 1929

Atlanta, GA 30308

Attn: Sean Drinan

Telephone: 404-532-0989

Facsimile: 404-827-6270

E-mail: Sean.Drinan@suntrust.com

Operations contact:

SunTrust Bank

303 Peachtree Street, 10th Floor Mail Code 1941

Atlanta, GA 30308

Attn: Tina Marie Edwards

Telephone: 404-588-8660

Facsimile: 404-230-1940

E-mail: tinamarie.edwards@suntrust.com

Bank of America, N.A.

901 Main Street

Dallas, Texas 75202

Attn: Gabe Gomez

Telephone: 713-247-7269

Facsimile: 713-247-7288

E-mail: gabe.b.gomez@bankofamerica.com

Operations contact:

Bank of America, N.A.

901 Main Street, 14th Floor

Dallas, Texas 75202

Attn: Jackie Archuleta

Telephone: 214-209-2135

Facsimile: 214-209-8372

E-mail: jacqueline.archuleta@bankofamerica.com

Barclays Bank

200 Park Avenue, 4th Floor

New York, New York 10166

Attn: Nicholas Bell

Telephone: 212-412-4029

Facsimile: 212-412-7600

E-mail: nicholas.bell@barcap.com

Operations contact:

Barclays Bank

200 Cedar Knolls Road

Whippany, New Jersey 07981

Attn: Shoshanna Harrison

Telephone: 973-576-3303

Facsimile: 953-576-3014

E-mail: Shoshanna.Harrison@barcap.com

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

Attn: Alan Reiter

Telephone: 212-782-5649

Facsimile: 212-782-6440

E-mail: areiter@us.mufg.jp

Operations contact:

BTM Operations Office for the Americas

c/o The Bank of Tokyo-Mitsubishi UFJ, Ltd., NY Branch

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

Attn: Rolando Uy, AVP Loan Operationg Dept.

Telephone: 201-413-8570

Facsimile: 201-521-2304 or 201-521-2305

E-mail:

Credit Suisse

Eleven Madison Avenue

New York, NewYork 10010

Attn: Tom Cantello

Telephone: 212-325-6865

Facsimile: 212-325-8321

E-mail: thomas.cantello@credit-suisse.com

Operations contact:

Credit Suisse

One Madison Avenue

New York, New York 10010

Attn: Loan Closers

Telephone: 212-325-9041

Facsimile: 212-325-9049

E-mail: loan.closers@credit-suisse.com

Deutsche Bank AG New York Branch

700 Louisiana Street, Floor 15

Houston, Texas 77002

Attn: Russell Johnson, Director

Telephone: 832-239-4622

Facsimile: 832-239-4693

E-mail: russell.johnson@db.com

Operations contact:

Deutsche Bank AG New York Branch

90 Hudson Street, Floor 1

Jersey City, New Jersey 07302

Attn: Joe Cusmai, Deal Closers

Telephone: 201-593-2202

Facsimile: 201-593-2313

E-mail: joe.cusmai@db.com

Lehman Brothers Commercial Bank

c/o Lehman Brothers

High Grade Loan Portfolio Group

745 7th Avenue, 5th Floor

New York, New York 10019

Attn: Janine Shugan

Telephone: 212-526-8625

Facsimile: 917-522-0139

E-mail: jshugan@lehman.com

Operations contact:

Lehman Brothers

Deal Closing & Servicing Department

745 7th Avenue, 16th Floor

New York, NY 10019

Attn: Joseph Lo

Telephone: 212-526-6560

Facsimile: 212-220-9606

E-Mail: kwlo@lehman.com

Merrill Lynch Bank USA

15 W. South Temple, Suite 300

Salt Lake City, Utah 84101

Attn: Derek Befus

Telephone: 801-526-6814

Facsimile: 801-531-7470

E-mail: Derek_Befus@ml.com

Operations contact:

Merrill Lynch Bank USA

15 W. South Temple, Suite 300

Salt Lake City, Utah 84101

Attn: Mark Cannon

Telephone: 801-933-8631

Facsimile: 801-359-4667

E-mail: Mark_Cannon@ml.com

Morgan Stanley Bank

One Pierrepoint Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, New York 11201

Attn: Erma Dell”Aquila / Edward Henley

Telephone: 718-754-7286 / 7285

Facsimile: 718-754-7249 / 7250

E-mail: Erma.Dell’aquila@morganstanley.com / Edward.Henley@morganstanley.com

Operations contact:

Morgan Stanley Bank

Attn: Martin Telford / Ly Dinh

Telephone: 44-20-7677-2266 / 0666

Facsimile: 718-233-2140

E-mail: ldnnyservicing@morganstanley.com

UBS Loan Finance LLC

677 Washington Blvd.

Stamford, CT 06901

Attn: Dianne Hobayan

Telephone: 203-719-5788

Facsimile: 203-719-3888

E-mail: Dianne.Hobayan@UBS.com

Operations contact:

Same as above

ABN AMRO Bank N.V.

540 West Madison Street, Suite 2621

Chicago, IL 60661

Attn: Credit Administration

Facsimile: 312-992-5111

E-mail: melanie.dziobas@abnamro.com

With a copy to:

ABN AMRO Bank N.V.

4400 Post Oak Parkway, Suite 1500

Houston, Texas 77027

Attn: John Reed

Telephone: 832-681-7148

Facsimile: 832-681-7141

E-mail: john.reed@abnamro.com

Operations contact:

ABN Amro Bank N.V.

540 West Madison Street, Suite 2100

Chicago, Illinois 60661

Attn: Loan Administration

Telephone: 312-992-5150

Facsimile: 312-992-5157

E-mail: cpu.team.a@abnamro.com

Key Bank, National Association

601 108th Avenue NE 5th Floor

Bellevue, Washington 98004

Attn: Kevin D. Smith

Telephone: 425-709-4579

Facsimile: 425-709-4587

E-mail: Kevin_d_smith@keybank.com

Operations contact:

Key Bank, National Association

127 Public Square

Cleveland, Ohio 44114

Attn: Yvette M. Dyson-Owens

Telephone: 216-669-

Facsimile: 216-669-

E-mail: Yvette_m_dyson-Owens@keybank.com

EXHIBIT 2.3

FORM OF NOTICE OF BORROWING

TO:	Wachovia Bank, National Association, as Administrative Agent under the Credit Agreement referred to below Charlotte Plaza 201 South College Street, CP-8 Charlotte, North Carolina 28288-0680

RE:	Credit Agreement dated as of May 24, 2007 among Spectra Energy Partners OLP, LP (“Borrower”), Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:             ,

1.	This Notice of Borrowing is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting [Revolving][Swingline][Term] Loans in the amount of $ to be funded on , at the interest rate option set forth in paragraph 4 below.

3.	[Subsequent to the funding of the requested Loans, the aggregate amount of Revolving Loans outstanding plus the aggregate amount of LOC Obligations and Swingline Loans outstanding will be $ , which is less than or equal to the Revolving Committed Amount.]

[Subsequent to the funding of the requested Loans, the aggregate amount of Term Loans outstanding will be $            , which is less than or equal to the Term Loan Committed Amount.]

4.	The interest rate option applicable to the requested Loans shall be:

a.	the Adjusted Base Rate

b.	the Adjusted Eurodollar Rate for an Interest Period of:

             one month                      two months                      three months                      six months

5.	As of the date on which funds are to be advanced, all representations and warranties contained in the Credit Agreement (other than as set forth in Sections 6.12 and 6.14 thereof) and in the other Credit Documents will be true and correct in all material respects (except to the extent such representations and warranties expressly and exclusively relate to an earlier date).

6.	As of the date on which funds are to be advanced, no Default or Event of Default will have occurred and be continuing or will be caused by the funding of Loans pursuant to this Notice of Borrowing.

7.	[The Borrower has complied with the requirements of Section 5.2(e) of the Credit Agreement with respect to the making of the Term Loan.]

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT 2.5

FORM OF NOTICE OF CONTINUATION/CONVERSION

TO:	Wachovia Bank, National Association, as Administrative Agent under the Credit Agreement referred to below Charlotte Plaza 201 South College Street, CP-8 Charlotte, North Carolina 28288-0680

RE:	Credit Agreement dated as of May 24, 2007 among Spectra Energy Partners OLP, LP (“Borrower”), Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:            ,

1.	This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.	Please be advised that the Borrower is requesting that a portion of the current outstanding [Revolving][Term] Loans, in the amount of $ , currently accruing interest at , be [continued][converted] at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of all or part of the existing Loans shall be:

a.	the Adjusted Base Rate

b.	the Adjusted Eurodollar Rate for an Interest Period of:

             one month                      two months                      three months                      six months

Very truly yours,

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT 2.9(a)

FORM OF REVOLVING NOTE

            ,

FOR VALUE RECEIVED, SPECTRA ENERGY PARTNERS OLP, LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of             (the “Lender”), at the office of Wachovia Bank, National Association (the “Agent”) as set forth in that certain Credit Agreement, dated as of May 24, 2007 among Borrower, Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein (including the Lender) and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”), the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loans until such Revolving Loans shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and evidences the Revolving Loans made by the Lender thereunder. The Lender shall be entitled to the benefits of the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Revolving Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of the Revolving Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT 2.9(b)

FORM OF TERM LOAN NOTE

            ,

FOR VALUE RECEIVED, SPECTRA ENERGY PARTNERS OLP, LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of             (the “Lender”), at the office of Wachovia Bank, National Association (the “Agent”) as set forth in that certain Credit Agreement, dated as of May 24, 2007 among Borrower, Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein (including the Lender) and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”), the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loans until such Term Loans shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and evidences the Term Loans made by the Lender thereunder. The Lender shall be entitled to the benefits of the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Term Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of the Term Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT 2.9(c)

FORM OF SWINGLINE LOAN NOTE

            ,

FOR VALUE RECEIVED, SPECTRA ENERGY PARTNERS OLP, LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), at the office of Wachovia Bank, National Association (the “Agent”) as set forth in that certain Credit Agreement, dated as of May 24, 2007 among Borrower, Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein (including the Lender) and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”), the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loans until such Swingline Loans shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and evidences the Swingline Loans made by the Lender thereunder. The Lender shall be entitled to the benefits of the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Swingline Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of the Swingline Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT 5.1

FORM OF ACCOUNT DESIGNATION LETTER

            , 2007

TO:	Wachovia Bank, National Association, as Administrative Agent under the Credit Agreement referred to below Charlotte Plaza 201 South College Street, CP-8 Charlotte, North Carolina 28288-0680
Attn:	Syndication Agency Services

Ladies and Gentlemen:

This Account Designation Letter is delivered to you by Spectra Energy Partners OLP, LP, (“Borrower”), pursuant to Section 5.1(m) of the Credit Agreement dated as of May 24, 2007 (as amended, restated or otherwise modified, the “Credit Agreement”) by and among the Borrower, Spectra Energy Partners, LP, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

Name of Bank:	JPMorgan Chase Bank
ABA Routing Number:	021000021
Account Number:	304958565

IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter this             , 2007.

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT 7.1(c)

FORM OF OFFICER’S CERTIFICATE

TO:	Wachovia Bank, National Association, as Administrative Agent under the Credit Agreement referred to below Charlotte Plaza 201 South College Street, CP-8 Charlotte, North Carolina 28288-0680

RE:	Credit Agreement dated as of May 24, 2007 among Spectra Energy Partners OLP, LP (“Borrower”), Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”)

DATE:	,

Pursuant to the terms of the Credit Agreement, I,                                         , an Approved Officer of the general partner of the Parent, hereby certify that, as of the fiscal year/quarter ending                     ,          the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

a. Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements/reports referred to in paragraph d. below) demonstrating compliance by the Parent and its Subsidiaries with the financial covenants contained in Section 7.10(a) and (b) of the Credit Agreement.

b. No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Parent or Borrower with respect thereto.

c. The quarterly/annual financial statements for the fiscal period cited above, as filed with the Securities and Exchange Commission, fairly present in all material respects the financial condition of the Parent and its Subsidiaries and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from normal year-end audit adjustments).

d. Schedule 2 attached hereto sets forth the true and correct amount of Off Balance Sheet Indebtedness of the Parent and all Subsidiaries as of the end of fiscal period cited above.

f. The Credit Parties are in compliance with each of the covenants contained in Sections 8.2(m), 8.2(q), 8.4(i), 8.6(j), 8.7(h) and 8.7(i). In connection therewith, the Borrower hereby represents and warrants the following:

1. Liens permitted pursuant to Section 8.2(m) amount to $                    .

2. Liens permitted pursuant to Section 8.2(q) amount to $                    .

3. Dispositions consummated during the current fiscal year pursuant to Section 8.4(i) constitute             % of Consolidated Net Tangible Assets.

4. Dispositions consummated since the Effective Date permitted pursuant to 8.4(i) constitute             % of Consolidated Net Tangible Assets.

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5. Unsecured Indebtedness permitted pursuant to Section 8.6(j) constitutes $                    , or             % of Consolidated Net Tangible Assets.

6. Investments permitted pursuant to Section 8.7(h)(ii) amount to $                    .

7. Investments permitted pursuant to Section 8.7(i) amount to $                    .

SPECTRA ENERGY PARTNERS OLP, LP

By:	Spectra Energy Partners OLP GP, LLC,
Its General Partner

By:
Name:
Title:

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SCHEDULE 1 TO OFFICER’S CERTIFICATE

Calculation of Financial Covenant

A. Compliance with Section 7.10(a): Consolidated Leverage Ratio

1.	Consolidated Indebtedness $

2.	Consolidated EBITDA for the prior four-quarter period $

3.	Consolidated Leverage Ratio (Line 1 ÷ Line 2)

Minimum Required: Line 3 shall be less than or equal to 5.00 to 1.0; provided that subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition, shall be less than or equal to 5.50 to 1.0.

B. Compliance with Section 7.10(b): Consolidated Interest Coverage Ratio*

(1)	Consolidated EBITDA $

a.	Qualified project EBITDA Adjustments included in Line 1 (if any) $

(2)	Consolidated Interest Expense for the prior four-quarter period $

(3)	Consolidated Interest Coverage Ratio (Line 1:Line 2)

*	Section 7.10(b) Consolidated Interest Coverage Ratio covenant applicable only prior to the Investment Grade Rating Date

Minimum Required:

Prior to the Investment Grade Rating Date only, Line 3 shall, at the end of any fiscal quarter, be equal to or greater than 2.50 to 1.0

With respect to the Initial Asset Acquisition, Consolidated EBITDA and Consolidated Interest Expense for first twelve months subsequent to the Effective Date calculated on an annualized 365 day basis for the number of days actually elapsed since the Effective Date, and with respect to Permitted Acquisitions calculated on a pro forma basis as if acquisition occurred at the beginning of the applicable twelve month period of determination

SCHEDULE 2 TO OFFICER’S CERTIFICATE

Off Balance Sheet Indebtedness

EXHIBIT 11.3(b)

FORM OF ASSIGNMENT AGREEMENT

Reference is made to Credit Agreement dated as of May 24, 2007 among Spectra Energy Partners OLP, LP (“Borrower”), Spectra Energy Partners, LP (“Parent Guarantor”), the Lenders identified therein and Wachovia Bank, National Association, as Agent (the “Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings provided in the Credit Agreement.

                                         (the “Transferor Lender”) and                                          (the “Purchasing Lender”) agree as follows:

1. For an agreed consideration, the Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender, as of the Transfer Funding Date (as defined below), (a) all of the Transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on Schedule 1, and all instruments delivered pursuant thereto to the extent related to the principal amount and Commitment Percentage set forth on Schedule 1 attached hereto of all of such outstanding rights and obligations of the Transferor Lender under the respective facilities set forth on Schedule 1 (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Transferor Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Transferor Lender and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Transferor Lender.

2. The Transferor Lender (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Documents; and (c) in the case of an assignment of the entire remaining amount of the Transferor Lender’s Commitments, attaches any Note(s) held by it evidencing the Assigned Interest and requests that the Administrative Agent exchange the attached Note(s) for a new Note(s) payable to the Purchasing Lender.

3. The Purchasing Lender (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Credit Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iii) it has received a copy of the Credit Agreement,

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together with copies of the financial statements referred to in Sections 7.1(a) and (b) thereof, the financial statements delivered pursuant to Section 5.1 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (b) agrees that it will (i) independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto and (ii) perform in accordance with its terms all the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 4.4 of the Credit Agreement; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

4. The effective date of this Assignment Agreement shall be                  ,     (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5. The funding date for this Assignment Agreement shall be                  ,      (the “Transfer Funding Date”). On the Transfer Funding Date, any registration and processing fee shall be due and payable to the Administrative Agent pursuant to Section 11.3 of the Credit Agreement.

6. Upon such acceptance, recording and payment of applicable registration and processing fees, from and after the Transfer Funding Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Funding Date or accrue subsequent to the Transfer Funding Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Funding Date or, with respect to the making of this assignment, directly between themselves.

7. From and after the Transfer Funding Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

8. This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

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SCHEDULE 1

TO ASSIGNMENT AGREEMENT

EFFECTIVE DATE:             ,

Name of Transferor Lender:

Name of Purchasing Lender:

Transfer Funding Date of Assignment:

Credit Facility CUSIP Number:

Assigned Interest:

Facility Assigned	Principal Amount of Commitment/Loans Assigned	Commitment Percentage Assigned[1]	CUSIP Number
	$	%

[NAME OF PURCHASING LENDER]	[NAME OR TRANSFEROR LENDER]

By	By:
Name:	Name:
Title:	Title:

Accepted (if required):

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Administrative Agent, Swingline Lender and Issuing Lender	SPECTRA ENERGY PARTNERS OLP, LP, a Delaware limited partnership,

	By:	Spectra Energy Partners OLP GP, LLC, Its General Partner

By:	By:
Name:	Name:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 6 decimal places and show as a percentage of the aggregate commitments of all Lenders.

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